Exhibit 10.1

CREDIT AGREEMENT

Dated as of

August 15, 2014

by and among

HYDROCARB ENERGY COPORATION
as the Borrower,

SHADOW TREE CAPITAL MANAGEMENT LLC
as the Agent,

And

THE LENDERS PARTY HERETO
as the Lenders

Annexes, Exhibits and Schedules

Annex I –Lenders and Commitment Amounts

Exhibit A -Form of Term Loan Note

Exhibit B-Form of Additional Note

Exhibit C-Form of Pledge Agreement

Exhibit D-List of Security Instruments

Exhibit E-Form of Guarantee and Collateral Agreement

Exhibit F-Form of Deed of Trust, Fixture Filing, Assignment of As-Extracted Collateral, Security Agreement and Financing Statement

Exhibit G-Form of Letters In Lieu

Exhibit H-Form of Stock Grant Agreement

Exhibit I-Broker’s Fee Agreement

Exhibit J-[reserved]

Exhibit K-Form Of Compliance Certificate

Exhibit L Form of Assignment and Assumption Agreement

Schedule 1.02 - Galveston Bay, Texas Oilfield Properties Subject to Borrower Leasehold Interests

Schedule 8.01- Existing or Outstanding Rights for the Acquisition of Equity Interests

Schedule 8.03 - Required Approvals and Consents

Schedule 8.05 - Litigation

Schedule 8.06 - Environmental Matters

Schedule 8.06(I) - Leases/Properties Associated or Part of Bankruptcy or Foreclosure Proceeding

Schedule 8.09 - Borrower Group’s Prohibited Directors and Officers

Schedule 8.10 - Tax Matters

Schedule 8.11 – Verification of ERISA Bond

Schedule 8.13 - Insurance

Schedule 8.15 - Subsidiaries and Partnerships

Schedule 8.17(a) – Oil and Gas Properties Leases

Schedule 8.17(f) – List of Division of Interests of Leases set forth on Schedule 8.17(a)

Schedule 8.19 - Gas Imbalances

Schedule 8.20 - Marketing Contracts

Schedule 8.25 - Material Agreements

Schedule 8.28 – Investments and Guarantees

Schedule 8.29 - Certain Matters Regarding Payment by Purchasers of Production

Schedule 8.30 - Past Due Accounts Payable

Schedule 8.33 - Employee Matters

Schedule 8.35 - Capitalized Leases

Schedule 10.02 - Debt

Schedule 10.03 - Excepted Liens

Schedule 10.05 - Investments

Schedule 10.07 - Leases

THIS CREDIT AGREEMENT (this “Agreement”) dated as of August 15, 2014 (the “Effective Date”), is by and between Hydrocarb Energy Corporation, a corporation duly formed and existing under the laws of the State of Nevada (the “Borrower”), the other Persons who hereafter become parties to this Agreement as members of the Borrower Group; each of the Lenders from time to time party hereto; and Shadow Tree Capital Management LLC, a limited liability company duly formed and existing under the laws of the State of Delaware, as agent for the Lenders (in such capacity, together with its successors in such capacity, the “Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower has requested that the Lenders provide certain senior secured term loans to the Borrower.

WHEREAS, the Lenders have agreed to make such loans subject to the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained and of the loans hereinafter referred to, the parties hereto agree as follows:

AGREEMENT

ARTICLE I

Definitions and Accounting Matters.

Section 1.01             Terms Defined Above. As used in this Agreement, each term defined above has the meaning indicated above.

Section 1.02             Certain Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Account Control Agreement” means the deposit and control agreements entered into from time to time between the Agent and a member of the Borrower Group to allow for the Agent to perfect the Lenders’ security interest in such member of the Borrower Group’s deposit accounts.

“Additional Funded Amount” has the meaning assigned such term in Section 2.02.

“Additional Loan” has the meaning assigned such term in Section 2.02.

“Additional Loan Interest Rate” means interest on the principal of the Additional Loan and (to the fullest extent permitted by law) on any fees and other amounts payable by the Borrower hereunder, under the Additional Note or under any other Loan Document for the period commencing on the first day of the Additional Loan Term through the date the Additional Loan shall be paid in full, equal to fourteen percent (14%) per annum but in no event to exceed the Highest Lawful Rate.

“Additional Loan Term” means the day on which the Additional Funded Amount is advanced to the Borrower until the Maturity Date.

“Additional Note” means the additional term loan note of the Borrower described in Section 2.05, together with all amendments, modifications, replacements, extensions and rearrangements thereof.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” has the meaning assigned such term in the introduction.

“Applicable Law” means (a) any domestic or foreign statute, law (including common and civil law), treaty, code, ordinance, order, determination, rule, regulation or by-law (zoning or otherwise), energy regulations and occupational, safety and health standards or controls, franchise, permit, authorization or other directive or requirement (whether or not having the force of law) of any Governmental Authority, (b) any judgment, order, writ, injunction, decision, ruling, decree or award made by a court of competent jurisdiction, (c) any binding regulatory policy, practice, guideline, directive, rule or restriction having the force of law, or (d) any provisions of the foregoing, including general principles of common and civil law and equity, binding on or affecting the Person referred to in the context in which the term is used or binding on or affecting the property of such Person, whether now or hereinafter in effect.

“Approved Petroleum Engineers” means (a) Ralph E. Davis Associates, Inc., (b) Williamson Petroleum Consultants, Inc., (c) Netherland, Sewell & Associates, Inc., (d) Cawley, Gillespie and Associates, Inc., or any other independent petroleum engineers reasonably acceptable to the Agent in its discretion.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee with the consent of any party whose consent is required by Section 13.14(b), and accepted by the Agent, in the form of Exhibit L or any other form approved by the Agent.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.

“Board of Directors” means, with respect to any Person, the board of directors (or comparable managers) of such Person or any committee thereof duly authorized to act on behalf of such board of directors (or comparable managers).

“Borrower” means Hydrocarb Energy Corporation, a Nevada corporation.

“Borrower Group” means the Borrower, each of its Subsidiaries and each other Person who executes this Agreement as a member of the “Borrower Group” or is a Guarantor and who grants a Lien on all or substantially all of its assets to secure all or part of the Indebtedness and/or all of the stock of which is pledged to the Agent for the Lenders.

“Business Day” means any weekday on which the Federal Reserve Bank of New York is open for business.

“Capital Expenditures” means, in respect of any Person, for any period, the aggregate (determined without duplication) of all exploration and development expenditures and costs that should be capitalized in accordance with GAAP and any other expenditures that are capitalized on the balance sheet of such Person in accordance with GAAP.

“Capital Expenditure Plan” means such plan as is provided by the Borrower to the Agent prior to the Effective Date itemizing the funds to be used by the Borrower to acquire or upgrade the Borrower Group’s Properties in order to maintain or increase the scope of the Borrower Group’s operations.

“Capital Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, recorded as capital leases on the balance sheet of the Person liable (whether contingent or otherwise) for the payment of rent thereunder, in each case taken at the amount thereof accounted for as indebtedness in accordance with GAAP.

“Cash” means money, currency or a credit balance in any demand or deposit account.

“Cash Equivalents” means, as at any date of determination, (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government, or (ii) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (c) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (d) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any holder or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator), and (ii) has Tier 1 capital (as defined in such regulations) of not less than One Hundred Million Dollars ($100,000,000); and (e) shares of any money market mutual fund that (i) has at least ninety five percent (95%) of its assets invested continuously in the types of investments referred to in clauses (a) and (b) above, (ii) has net assets of not less than Five Hundred Million Dollars ($500,000,000), and (iii) has the highest rating obtainable from either S&P or Moody’s.

“Cash Receipts” means all Cash or Cash Equivalents received by or on behalf of any member of the Borrower Group with respect to the following, but, provided that the Borrower is not in default under this Agreement, only to the extent such cash or cash equivalents represents revenues within the United States of America: (a) sales of Hydrocarbons from the Oil and Gas Properties (including any other working interest owner receipts received by a member of the Borrower Group as operator of Oil and Gas Properties), (b) Cash representing operating revenue earned or to be earned by a member of the Borrower Group, (c) any insurance proceeds received by a member of the Borrower Group, and (d) any other Cash or Cash Equivalents received by a member of the Borrower Group from whatever source; provided that advances under the Loans shall not constitute “Cash Receipts”.

“Casualty Event” means any loss, casualty or other insured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of any Property of a member of the Borrower Group, in each case having a total loss of value to such Property in excess of Twenty Five Thousand Dollars ($25,000).

“Casualty Proceeds” has the meaning assigned such term in Section 6.02.

“Casualty Proceeds Account” has the meaning assigned such term in Section 6.03.

“Change in Control” means any transfer of ownership in one or more members of the Borrower Group that in the aggregate exceeds twenty five percent (25%) of the voting common stock of such member of the Borrower Group or membership interest or similar Equity Interest having the right to control the affairs of such member of the Borrower Group.

“Change in Law” means (a) the adoption of any law, rule or regulation after the Effective Date by any Governmental Authority, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Effective Date or (c) compliance by the Agent or Lenders with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Effective Date.

“Charter Documents” means the charter, certificate of formation, certificate of incorporation, certificate of organization, certificate of limited partnership, bylaws, operating agreement, regulations, limited liability company agreement, limited partnership agreement or other organizational or formation documents of a business entity.

“Closing Date” has the meaning assigned such term in Section 7.01.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

“Collateral” (i) has the meaning assigned in the Guarantee and Collateral Agreement and (ii) means (a) the Mortgaged Property and any rights, title and interests of any member of the Borrower Group in such Mortgaged Property together with all proceeds thereof and (b) any and all other United States-based Properties of any member of the Borrower Group of whatsoever kind or description (whether now owned or hereafter acquired); provided that Borrower’s ownership interests in the Inactive Subsidiary shall be excluded from the Collateral for so long as Borrower’s representations and warranties with respect to the Inactive Subsidiary are accurate in all material respects and Borrower performs its covenants herein with respect to the Inactive Subsidiary.

“Commitment Amount” means, with respect to each Lender, the commitment of such Lender to fund a portion of the Term Loan and the Additional Loan, the amount of which is set forth as to each Lender on Annex I.

“Common Shares” means the shares of common stock of the Borrower.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. For the purposes of this definition, and without limiting the generality of the foregoing, any Person that owns directly or indirectly twenty percent (20%) or more of the Equity Interests having ordinary voting power for the election of the Board of Directors or other governing body of a Person (other than as a limited partner of such other Person) will be deemed to “control” such other Person. “Controlling” and “Controlled” have meanings correlative thereto.

“Corporate Purposes” means with respect to the Use of Proceeds in Section 2.03(ii), the portion of Proceeds that may be used as follows: (i) up to Four Hundred Fifty Thousand Dollars ($450,000) for payments of accounts payables outstanding on the Effective Date; (ii) up to Two Hundred Fifty Thousand Dollars ($250,000) for International Projects; (iii) up to One Hundred Fifty Thousand Dollars ($150,000) for Property Taxes due but unpaid on the Effective Date; (iv) and One Hundred Thirty Thousand Dollars ($130,000) for severance taxes and payments to the General Land Office and Texas Commission on Environmental Quality due but unpaid on the Effective Date as a result of ERG's failure to pay while owner of Galveston Bay Energy, LLC.  For the avoidance of doubt, fees and expenses of the transaction contemplated by this Agreement, as referred to in Section 2.03(a)(iii), are not included in Corporate Purposes.

“Debt” means, for any Person, on a consolidated basis, the sum of the following (without duplication): (a) all obligations of such Person for borrowed money or evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments; (b) all obligations of such Person (whether contingent or otherwise) in respect of letters of credit, surety or other bonds and similar instruments; (c) all accounts payable and all accrued expenses, liabilities or other obligations of such Person to pay the deferred purchase price of Property or services; (d) all obligations under Capital Leases; (e) all obligations under Synthetic Leases; (f) all Debt (as defined in the other clauses of this definition) of others secured by a Lien on any Property of such Person, whether or not such Debt is assumed by such Person; (g) all Debt (as defined in the other clauses of this definition) of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the Debt (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Debt and the maximum stated amount of such guarantee or assurance against loss; (h) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Debt or Property of others; (i) obligations to deliver commodities, goods or services, including, without limitation, Hydrocarbons, in consideration of one or more advance payments, other than gas balancing arrangements in the ordinary course of business; (j) obligations to pay for goods or services whether or not such goods or services are actually received or utilized by such Person; (k) any Debt of a partnership for which such Person is liable either by agreement, by operation of law or by any Applicable Law but only to the extent of such liability; (l) Disqualified Capital Stock of such Person; and (m) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment. The Debt of any Person shall include all obligations of such Person of the character described above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of such Person under GAAP.

“Default” means any event or condition which constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” means, in respect of the principal amount of the Loans or any other amount payable by the Borrower under this Agreement or any other Loan Document, a rate during the period commencing on the date of occurrence of an Event of Default, whether or not declared, or the failure to deliver any reports required to be delivered under Section 4.01 until such amount is paid in full or all Events of Default are cured or waived equal to twenty four percent (24%) per annum, but in no event to exceed the Highest Lawful Rate.

“Delayed Collateral” means Borrower’s ownership interests in OTAIBA Hydrocarb LLC and Hydrocarb Namibia Energy (Proprietary) Limited.

“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Debt or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is one year after the earlier of (a) the Maturity Date and (b) the date on which there are no Loans or other obligations hereunder outstanding.

“Dollars” or “$” refers to lawful money of the United States of America.

“Effective Date” has the meaning set forth in the preamble of this Agreement.

“Environmental Laws” means any and all Applicable Laws pertaining in any way to health, safety, the environment or the preservation or reclamation of natural resources, in effect in any and all jurisdictions in which a member of the Borrower Group is conducting or at any time has conducted business, or where any Property of a member of the Borrower Group is located, including without limitation, the Oil Pollution Act of 1990 (“OPA”), as amended, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and other environmental conservation or protection Applicable Laws. The term “oil” shall have the meaning specified in OPA, the terms “hazardous substance” and “release” (or “threatened release”) have the meanings specified in CERCLA, the terms “solid waste” and “disposal” (or “disposed”) have the meanings specified in RCRA and the term “oil and gas waste” shall mean those waste that are excluded from the definition of “hazardous waste” pursuant to 40 C.F.R. Section 261.4(b)(5) (“Section 261.4(b)(5)”); provided, however, that (a) if either OPA, CERCLA, RCRA or Section 261.4(b)(5) is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and (b) to the extent the laws of the state or other jurisdiction in which any Property of a member of the Borrower Group is located establish a meaning for “oil,” “hazardous substance,” “release,” “solid waste,” “disposal” or “oil and gas waste” which is broader than that specified in either OPA, CERCLA, RCRA or Section 261.4(b)(5), such broader meaning shall apply.

“Environmental Permit” means any permit, registration, license, approval, consent, exemption, variance, or other authorization required under or issued pursuant to applicable Environmental Laws.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute.

“ERISA Affiliate” means each trade or business (whether or not incorporated) which together with the Borrower or any other member of the Borrower Group would be deemed to be a “single employer” within the meaning of section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of section 414 of the Code.

“ERISA Event” means (a) a “Reportable Event” described in section 4043 of ERISA and the regulations issued thereunder, (b) the withdrawal of the Borrower, a Subsidiary or any ERISA Affiliate from a Plan during a plan year in which it was a “substantial employer” as defined in section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under section 4041 of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, (e) receipt of a notice of withdrawal liability pursuant to Section 4202 of ERISA or (f) any other event or condition which might constitute grounds under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

“Event of Default” has the meaning assigned such term in Section 11.01.

“Excepted Liens” means: (a) Liens for Taxes, assessments or other governmental charges or levies that are not yet due or that are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP in an account controlled by the Agent; (b) Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations that are not yet due or that are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP in an account controlled by the Agent; (c) statutory landlord’s liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction, mineral or other like Liens arising by operation of law in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties each of which is in respect of obligations that have not been outstanding for more than thirty (30) days after such obligations are due and payable and provided, if such Liens are being disputed, are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP, each of which Liens is described in Schedule 10.03; (d) contractual Liens which arise in the ordinary course of business under operating agreements, unitization agreements and pooling agreements to secure amounts owing, which amounts are not yet due or are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (e) easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any Property of a member of the Borrower Group for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, which in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by a member of the Borrower Group or materially impair the value of such Property subject thereto; (f) Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business; and (g) rights of set off or banker’s Liens created by Applicable Law in favor of commercial banks with respect to any bank account of Borrower; provided, further that Liens described in clauses (a) through (d) shall remain “Excepted Liens” only for so long as no action to enforce such Lien has been commenced and no intention to subordinate the first priority Lien granted in favor of the Agent and the Lenders is to be hereby implied or expressed by the permitted existence of such Excepted Liens.

“Exchange Act” means the United Stated Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means, with respect to a Lender, or any other recipient of any payment to be made by or on account of any obligation of the Borrower or any Guarantor hereunder or under any other Loan Document, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America or such other jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of a Lender, in which its applicable lending office is located, and (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower or any Guarantor is located.

“Fair Market Value” means, with respect to any asset, property or service, the price that could be negotiated in an arm’s length free market transaction, for Cash, between a willing seller and a willing buyer, neither of whom is under pressure or compulsion to complete the transaction.

“Financial Officer” means, for any Person, a Manager (in the case of a manager-managed limited liability company), the president, chief executive officer or Executive Chairman, chief financial officer, principal accounting officer, treasurer or controller of such Person. Unless otherwise specified, all references herein to a Financial Officer means a Financial Officer of the members of the Borrower Group.

“Funded Amount” has the meaning assigned such term in Section 2.01.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time subject to the terms and conditions set forth in Section 1.04.

“GBE” means Galveston Bay Energy LLC, a limited liability company duly formed and existing under the laws of the State of Texas.

“Galveston Bay Fields” means the Galveston Bay, Texas gas and oil field properties subject to the Borrower Group leasehold interests listed in Schedule 1.02.

“General and Administrative Costs” means normal and customary expenses and costs that are reasonable and classified as general and administrative costs, including, but not limited to, salaries and all other compensation to the management of the Borrower, consulting fees, salary, rent, supplies, travel and entertainment, insurance, accounting, legal, engineering and broker related fees, required to manage the affairs of the Borrower Group.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government over the members of the Borrower Group or any of their Properties.

“Guarantee and Collateral Agreement” means an agreement between the Borrower, each Guarantor and the Agent in substantially the form of Exhibit E, as the same may be amended, modified or supplemented from time to time.

“Guarantor” means any Subsidiary of the Borrower that guarantees the Indebtedness pursuant to Section 9.14(b) and any other Person that guarantees the Indebtedness pursuant to any Security Instruments.

“Hazardous Material” means any substance regulated or as to which liability might arise under any applicable Environmental Law and including, without limitation: (a) any chemical, compound, material, product, byproduct, substance or waste defined as or included in the definition or meaning of “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” or words of similar meaning or import found in any applicable Environmental Law; (b) petroleum hydrocarbons, petroleum products, petroleum substances, natural gas, oil, oil and gas waste, crude oil, and any components, fractions, or derivatives thereof; and (c) radioactive materials, asbestos containing materials, polychlorinated biphenyls, or radon.

“HCN” means Hydrocab Energy Corporation, a Nevada corporation.

“Highest Lawful Rate” means, on any day, the maximum nonusurious rate of interest permitted for that day by whichever of applicable federal law or New York law permits the higher interest rate, stated as a rate per annum.

“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature owned by the Borrower or its Subsidiaries.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons, inerts and all products refined or separated therefrom.

“Inactive Subsidiary” meansPenasco Petroleum, Inc.

“Indebtedness” means any and all amounts owing or to become owing by the Borrower, any Subsidiary or any Guarantor to the Lenders under any Loan Document, and (b) all renewals, extensions and/or rearrangements of any of the above.

 “Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning assigned such term in Section 13.03(b).

“Information” has the meaning assigned such term in Section 13.11.

“Initial Reserve Report” means a Reserve Report prepared by the Approved Petroleum Engineers as of January 31, 2014 with respect to the Oil and Gas Properties of the Borrower Group in such form and substance satisfactory to the Agent in its reasonable discretion.

“Insolvent” means: (a) with reference to a Person other than a partnership, that (i) the sum of such Person’s debts is greater than all of its properties, at a fair valuation, exclusive of any properties transferred, concealed, or removed with intent to hinder, delay, or defraud creditors or (ii) such Person is generally not able to pay its debts as they become due, and (b) with reference to a Person that is a partnership, that (i) such Person’s financial condition is such that the sum of its debts is greater than the aggregate of, at a fair valuation, (A) all of such partnership’s properties exclusive of properties transferred, concealed or removed with intent to hinder, delay or defraud creditors of the partnership, and (B) the sum of the excess of the value of each general partner’s non-partnership properties, exclusive of properties transferred, concealed or removed with intent to hinder, delay or defraud creditors, over such general partner’s non-partnership debts or (ii) such Person is generally not able to pay its debts as they become due.

“International Projects” means exclusively the Borrower Group’s oil and gas exploration business in Namibia and oilfield services business in the United Arab Emirates.

“Investment” means, for any Person: (a) the acquisition (whether for Cash, Property, services or securities or otherwise) of Equity Interests of any other Person, the contribution of capital to any other Person, or any agreement to make any such acquisition (including, without limitation, any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale) or capital contribution; (b) the making of any deposit with (other than deposits in accounts of the Borrower at commercial banks), or advance, loan or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding ninety (90) days representing the purchase price of inventory or supplies sold by such Person in the ordinary course of business) or (c) the entering into of any guarantee of, or other contingent obligation (including the deposit of any Equity Interests to be sold) with respect to, Debt or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person.

“Letters-in-Lieu” means letters-in-lieu substantially in the form of Exhibit G.

“Lenders” means the Persons listed on Annex I, and any Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to (a) the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes or (b) royalties, production payments and the like payable out of Oil and Gas Properties. The term “Lien” shall include easements, restrictions, servitudes, permits, conditions, covenants, encroachments, exceptions, title exceptions or reservations. For the purposes of this Agreement, any member of the Borrower Group shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.

“Loans” means collectively the Term Loan and the Additional Loan.

“Loan Documents” means this Agreement, the Term Note, the Additional Note, and the Security Instruments.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, Properties, condition (financial or otherwise), prospects, management or results of operations of (i) the Borrower Group taken as a whole or (ii) any member of the Borrower Group, individually, (b) the ability of the Borrower, any Subsidiary or any Guarantor to perform any of its obligations under any Loan Document, (c) the validity or enforceability of any Loan Document or (d) the rights and remedies of or benefits available to the Agent or any Lender under the Credit Agreement or any Loan Document.

“Material Agreements” has the meaning assigned such term in Section 8.25.

“Material Indebtedness” means Debt (other than the Loans) in a principal amount in excess of Twenty Five Thousand Dollars ($25,000), of any one or more members of the Borrower Group.

“Maturity Date” means the earlier to occur of (i) the twenty four (24) month anniversary of the Effective Date or (ii) the date the Term Loan or the Additional Loan is accelerated pursuant to Section 11.02.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.

“Mortgages” means collectively each Deed of Trust, Fixture Filing, Assignment of As-Extracted Collateral, Security Agreement and Financing Statement dated of even date herewith by the Borrower or its Subsidiaries, as the Grantor, in favor of Samuel Gradess as Trustee, for the benefit of the Agent, as the Beneficiary, in the form of Exhibit F.

“Mortgaged Property” means any Property owned by a member of the Borrower Group, which is subject to the Liens existing and to exist under the terms of the Security Instruments.

“Multiemployer Plan” means a Plan which is a multiemployer plan as defined in section 3(37) or 4001 (a)(3) of ERISA.

“Notes” means collectively the Term Note and the Additional Note.

“Oil and Gas Properties” means: (a) Hydrocarbon Interests; (b) the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all Material Agreements, operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests and (g) all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

“OPA” has the meaning given such term in the definition of Environmental Laws.

“Operating Costs” means all actual lease operating costs (net to the Borrower and its Subsidiaries) associated with the direct operation of the Borrower and its Subsidiaries’ Oil and Gas Properties.

“OTCBB” means the OTC Bulletin Board.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement and any other Loan Document; other than Excluded Taxes.

“Participant” has the meaning assigned such term in Section 13.14(c)(i).

“Patriot Act” has the meaning assigned such term in Section 13.16.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other business entity.

“Plan” means any employee pension benefit plan, as defined in section 3(2) of ERISA, which (a) is currently or hereafter sponsored, maintained or contributed to by the Borrower, a Subsidiary or an ERISA Affiliate or (b) was at any time during the six (6) calendar years preceding the Effective Date, sponsored, maintained or contributed to by a member of the Borrower Group or an ERISA Affiliate.

“Pledge Agreement” means an agreement between each holder of any Equity Interest in the Borrower and the Subsidiaries on the one hand, and the Agent, on the other hand, in substantially the form of Exhibit C, as the same may be amended, modified or supplemented from time to time, and “Pledge Agreements” means all of such agreements.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, Cash, securities, accounts and contract rights.

“Proved Reserves” means those Oil and Gas Properties designated as proved (in accordance with the Definitions for Oil and Gas Reserves approved by the Board of Directors of the Society of Petroleum Engineers, Inc. from time to time) in the Reserve Report delivered to the Agent pursuant to this Agreement.

“PV 10 Value” means, with respect to any Proved Reserves, the aggregate net present value of such Oil and Gas Properties calculated before income taxes, but after reduction for royalties, lease operating expenses, severance and ad valorem taxes, Capital Expenditures and abandonment costs; with no escalation of Capital Expenditures or abandonment costs; discounted at 10%; using assumptions regarding future prices of Hydrocarbon sales on all unhedged volumes, adjusted for historical price differentials and BTU and quality adjustments; and with escalation of assumed lease operating expenses. The PV 10 Value shall be calculated and included as part of the Reserve Report, and such PV 10 Value shall remain in effect throughout the term of this Agreement.

“Quarterly Taxes” means the actual amount of federal income taxes that the members are required to pay based on the income of the Borrower for the respective fiscal quarter provided such amount shall not exceed the Consolidated Net Income of the Borrower for the applicable fiscal quarter multiplied by the highest marginal federal tax rate for an individual then in effect under the Code.

“Redemption” means with respect to any Debt, the repurchase, redemption, prepayment, repayment or defeasance (or the segregation of funds with respect to any of the foregoing) of such Debt.

“Redeem” has the correlative meaning thereto.

“Register” has the meaning assigned such term in Section 13.04(b)(iv).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors (including attorneys, accountants and experts) of such Person and such Person’s Affiliates.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.

“Remedial Work” has the meaning assigned such term in Section 9.10(a).

“Reserve Report” means the Initial Reserve Report and each other report, in form and substance satisfactory to the Agent in its sole discretion, as applicable (including, without limitation, the use of satisfactory methodologies and risk analyses), setting forth the Proved Reserves attributable to the Oil and Gas Properties of the Borrower Group. Each Reserve Report shall set forth volumes, projections of the future rate of production, Hydrocarbon prices, net proceeds of production, operating expenses, capital expenditures and PV 10 Value, in each case based upon updated economic assumptions reasonably acceptable to the Agent.

“Responsible Officer” means, as to any Person, the Chief Executive Officer, the President, any Financial Officer or any Vice President of such Person. Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of the applicable member of the Borrower Group.

“Restricted Payment” means any dividend or other distribution (whether in Cash, securities or other Property) with respect to any Equity Interests in a member of the Borrower Group, or any payment (whether in Cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of (i) any such Equity Interests in a member of the  Borrower Group or (ii) any option, warrant or other right to acquire any such Equity Interests in a member of the Borrower Group.

“Roth” has the meaning assigned such term in Section 4.04.

“SEC” means the Securities and Exchange Commission or any successor Governmental Authority.

“Securities Laws” means the securities legislation and regulations of, and the instruments, policies, rules, orders, codes, notices and interpretation notes of the securities regulatory authorities (including the market or exchange on which the Common Shares are quoted or listed) of, the applicable jurisdiction or jurisdictions collectively.

“Security Instruments” means the Guarantee and Collateral Agreement, the Pledge Agreements, the Letters-in-Lieu, the Mortgages and any other mortgages, deeds of trust and other agreements, instruments or certificates described or referred to in Exhibit D, and any and all other agreements, guarantees, instruments or certificates now or hereafter executed and delivered by the Borrower Group or any other Person in connection with, or as security for the payment or performance of the Indebtedness, the Notes and this Agreement, as such instruments and agreements may be amended, modified, supplemented or restated from time to time.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and any successor thereto that is a nationally recognized rating agency.

“SPE Definitions” means, with respect to any term, the definition thereof adopted by the Board of Directors, Society for Petroleum Engineers (SPE) Inc., March 1997.

“SPE/SEC Standards” means the more restrictive of the standards and/or definitions, as determined by the Agent, set forth by (a) the SEC and (b) the Society of Petroleum Engineers or the SPE Definitions.

“Stock Grant” has the meaning assigned such term in Section 9.16(a).

“Structuring Fee” means the fee payable by the Borrower to the Lenders in immediately available funds equal to two percent (2%) of the principal amount of the Term Loan and, if advanced, two percent of the principal amount of the Additional Loan (i.e., the Additional Funded Amount).

“Subsidiary” means: (a) any Person of which at least a majority of the outstanding Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors, managers or other governing body of such Person (irrespective of whether or not at the time Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by a member of the Borrower or one or more of its Subsidiaries and (b) any partnership of which any member of the Borrower Group is a general partner. Unless otherwise indicated herein, each reference to the term “Subsidiary” shall mean a Subsidiary of the Borrower as well as a Subsidiary of any Subsidiary of the Borrower.

“Synthetic Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, treated as operating leases on the financial statements of the Person liable (whether contingently or otherwise) for the payment of rent thereunder and which were properly treated as indebtedness for borrowed money for purposes of U.S. federal income taxes, if the lessee in respect thereof is obligated to either purchase for an amount in excess of, or pay upon early termination an amount in excess of, eighty (80%) of the residual value of the Property subject to such operating lease upon expiration or early termination of such lease.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Term Loan” has the meaning assigned such term in Section 2.01.

“Term Loan Interest Rate” means interest on the principal of the Term Loan and (to the fullest extent permitted by law) on any fees and other amounts payable by the Borrower hereunder, under the Term Note or under any other Loan Document for the period commencing on the first day after the period ending on the nine (9) month anniversary of the Effective Date through the date the Term Loan shall be paid in full, equal to either: (i) sixteen percent (16%) per annum where the average net monthly oil and gas production revenues at GBE for the trailing three (3) month period is less than Nine Hundred Thousand Dollars ($900,000); or (ii) fourteen percent (14%) per annum where the average net monthly oil and gas production revenues at GBE for the trailing three (3) month period is equal to or greater than Nine Hundred Thousand Dollars ($900,000); and in no event to exceed the Highest Lawful Rate.

“Term Note” means the term loan note of the Borrower described in Section 2.04, together with all amendments, modifications, replacements, extensions and rearrangements thereof.

“Total Proved Reserves” shall be as defined in the SPE/SEC Standards.

“Transactions” means, with respect to (a) the Borrower, the execution, delivery and performance by the Borrower of this Agreement and each other Loan Document to which it is a party, the borrowing of the Loan, the use of the proceeds thereof, and the grant of Liens by the Borrower on Mortgaged Properties and other Properties pursuant to the Security Instruments and (b) each Guarantor, the execution, delivery and performance by such Guarantor of each Loan Document to which it is a party, its guarantee of the Indebtedness and other obligations and its grant of Liens on Mortgaged Properties and other Properties pursuant to the Security Instruments.

“Uniform Commercial Code” means the Uniform Commercial Code presently in effect in the State of New York, as the same may be amended from time to time, and any successor statute thereto, except to the extent that the Uniform Commercial Code of some other jurisdiction applies mandatorily.

Section 1.03             Terms Generally; Rules of Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained herein), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) with respect to the determination of any time period, the word “from” means “from and including” and the word “to” means “to and including,” (f) any reference herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement, and (g) any reference to this Agreement includes the Schedules, Exhibits and Annexes. No provision of this Agreement or any other Loan Document shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision. Any references to the time of day in the Loan Documents shall refer to the time of day in New York, New York unless another locations is specified in the applicable provision.

Section 1.04             Accounting Terms and Determinations; GAAP. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Agent and Lenders hereunder shall be prepared, in accordance with GAAP (or, with respect to the Borrower Group, as otherwise agreed by the Borrower and the Agent), applied on a basis consistent with the financial statements except for changes in which the Borrower’s independent certified public accountants concur; provided that, unless the Borrower and the Agent shall otherwise agree in writing, no such change shall modify or affect the manner in which compliance with the covenants contained herein is computed such that all such computations shall be conducted utilizing financial information presented consistently with prior periods.

Section 1.05             Oil and Gas Industry Terms. Unless otherwise specified herein, all oil and gas industry terms used herein shall be interpreted in accordance with the SPE/SEC Standards.

ARTICLE II
Loan; Proceeds; Note; Security Interest.

Section 2.01             Term Loan. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Borrower set forth herein and in the other Loan Documents, each Lender agrees, severally and not jointly, to loan to the Borrower such Lender’s Commitment Amount, in an aggregate amount equal to the principal amount of Four Million Five Hundred Forty Five Thousand Four Hundred Fifty Four Dollars ($4,545,454) (the “Term Loan”), reflecting an original issue discount of twelve percent (12%)(discount calculation = 4,000,000/0.88). For the avoidance of doubt, the maximum aggregate amount to be funded by the Lenders to the Borrower for the Term Loan on the Effective Date shall be Four Million Dollars ($4,000,000) (the “Funded Amount”) and the Borrower shall repay the full principal amount of the Term Loan (being ($4,545,454) to the Lenders in Dollars on the Maturity Date or earlier repayment date.

Section 2.02              Additional Loan. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Borrower set forth herein and in the other Loan Documents, the Borrower shall have the one time option exercisable any time up to the one year anniversary of the Effective Date to borrow from the Lenders up to an additional One Million Dollars ($1,000,000) (such additional loan, the “Additional Loan”, and the principal amount funded/borrowed for the Additional Loan, the “Additional Funded Amount”), provided that: (i) the Borrower is not in Default and (ii) the Borrower has satisfied the requirements of Section 7.02 in full. Subject to the foregoing conditions, each Lender agrees, severally and not jointly, to loan to Borrower such Lender’s Commitment Amount of the Additional Funded Amount, to be proportionally reduced in the event that the Additional Funded Amount is less than One Million Dollars ($1,000,000).

Section 2.03             Use of Proceeds.

(a)  Term Loan. The proceeds of the Term Loan may be used only for the following purposes:

i.            Repay existing senior loan made to Borrower by Green Bank, N.A. in an amount not to exceed One Hundred Fifty Thousand Dollars ($150,000);

ii.          Pay for General and Administrative Costs and other Corporate Purposes in an aggregate amount not to exceed One Million Five Hundred Thousand Dollars ($1,500,000);

iii.         pay transaction costs, including Lender fees, broker fees, legal costs, and other professional fees with respect to the closing of the transaction contemplated by this Agreement;

iv.        fund the costs of resuming, increasing and sustaining oil and gas production, including well work and infrastructure improvements, at the Galveston Bay Fields.

(b)  Additional Loan. The proceeds of the Additional Loan may be used only to fund the costs of resuming, increasing and sustaining oil and gas production, including well work and infrastructure improvements, at the Galveston Bay Fields.

Section 2.04             Term Note. The Term Loan made by each Lender shall be evidenced by a separate term loan note of the Borrower for each Lender in substantially the form of Exhibit A as of the Effective Date.

Section 2.05              Additional Note. The Additional Loan made by each Lender shall be evidenced by a separate term loan note of the Borrower for each Lender in substantially the form of Exhibit B as of the effective date of the Additional Loan.

Section 2.06             Grant of Security Interest. To secure the repayment of the Loan and the Additional Loan, the Borrower hereby, and pursuant to the Security Instruments, grants to Agent, on behalf of the Lenders, a first priority lien and security interest in the Collateral.

ARTICLE III
Repayment of Loan.

Section 3.01              Repayment of Loan. The full outstanding principal amount of the Loans together with any applicable and accrued unpaid fees payable hereunder and all other amounts payable under the Loan Documents shall be repayable on the Maturity Date, or the date the Loan or the Additional Loan is accelerated.

Section 3.02              Interest.

(a)                 Term Loan.

i.            The Term Loan shall not bear interest during the first nine (9) months, unless an Event of Default has occurred and is continuing, in which case default interest shall be due and payable pursuant to Section 3.02(d).

ii.          During the period commencing on the day after the nine (9) month anniversary of the Effective Date, the Term Loan will bear interest at the Term Loan Interest Rate, which interest shall be due and payable monthly in arrears, in Cash.

(b)                 Additional Loan. In the event the Borrower exercises its option to borrow the Additional Loan pursuant to the terms and conditions set forth in this Agreement, the Additional Loan will bear interest at the Additional Loan Interest Rate, which shall be due and payable monthly, in arrears, in Cash.

(c)                 Default. Notwithstanding the foregoing, in the event of the occurrence of an Event of Default, the Borrower will pay to the Lenders interest on the Loans at the Default Rate, and (to the fullest extent permitted by law) on any fees and other amounts payable by the Borrower hereunder, under the Tern Note, the Additional Note, or under any other Loan Document, for the period commencing on the date of any Event of Default until the same is paid in full or all Events of Default are cured or waived (after as well as before judgment).

(d)                 Interest Rate Computations. All interest computed by reference to the Interest Rate and the Default Rate shall be computed on the basis of a year of 360 days and the actual number of days elapsed. The amount of interest shall be computed by the Lenders, and such computation shall be conclusive absent manifest error, and shall be binding upon the parties hereto.

Section 3.03             Prepayments.

(a)                 Optional Prepayment. At any time before the Maturity Date, the Borrower shall have the right at its option on any date to prepay the Loans in whole or in part, subject to the following and subject to the Borrower simultaneously paying to the Lenders all accrued and unpaid interest and all unpaid fees, costs and expenses due hereunder:

i.            Whenever the Borrower desires to prepay the Loans, it shall provide a prepayment notice to the Agent by 12 p.m., New York, NY time at least fifteen (15) Business Days prior to the date on which such prepayment of the Loans shall occur, setting forth the total amount of such prepayment, which shall be no less than Two Hundred Fifty Thousand Dollars ($250,000), or the remaining principal balance of the Loans together with any accrued and unpaid fees, costs and expenses.

ii.          All optional prepayment notices shall be irrevocable. The principal amount of the Loans for which a prepayment notice is given, together with interest on such principal amount, and all accrued and unpaid fees, costs and expenses, shall be due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made.

(b)                 Re-borrowing Prohibited; Application of Prepayments. Any voluntary prepayments on the Loans may not be re-borrowed.

ARTICLE IV
Payments; Fees.

Section 4.01             Payments. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees, or of amounts payable under Section 5.01, Section 5.02 or otherwise) prior to 12:00 p.m., New York, NY time, on the date when due, in immediately available funds, without defense, deduction, recoupment, set-off or counterclaim. Fees, once paid, shall not be refundable under any circumstances. Any amounts received after such time on any date may, in the discretion of the Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made by wire transfer or other form of electronic funds transfer to the Lenders at their accounts specified in a writing delivered to Borrower by the Agent or any Lender, except that payments pursuant to Section 5.01, Section 5.02 and Section 13.03 shall be made directly to the Persons entitled thereto. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.

Section 4.02             Structuring Fee. In consideration for the structuring of the Loans, the Borrower will pay to the Lenders, in proportion to their Commitment Amounts: (i) a structuring fee (the “Structuring Fee”) comprised of a Cash payment in an amount equal to two percent (2%) of the principal amount of the Loans. The Structuring Fee for the Term Loan will be Ninety Thousand Nine Hundred and Nine Dollars ($90,909), payable on or prior to the Effective Date. The Structuring Fee for the Additional Loan will be equal to two percent (2%) of the Additional Funded Amount, and in no case greater than Twenty Thousand Dollars ($20,000) payable on the effective date of the Additional Loan.

Section 4.03             Other Fees. Whether or not the Transactions hereby shall be consummated, the Borrower agrees to promptly pay all reasonable and documented fees, costs and expenses incurred by Lenders in connection with any matters contemplated by or arising out of this Agreement or the other Loan Documents including the following, and all such reasonable fees, costs and expenses shall be part of the Indebtedness, payable on demand and secured by the Mortgaged Property: (a) fees, costs and expenses (including attorneys’ fees, and fees of environmental consultants, accountants and other professionals retained by the Lenders) incurred in connection with the examination, review, due diligence investigation, documentation and closing of the financing arrangements evidenced by the Loan Documents; (b) fees, costs and expenses (including attorneys’ fees, and fees of professionals retained by the Lenders) incurred in connection with the review, negotiation, preparation, documentation, execution and administration of the Loan Documents, the Loans and any amendments, waivers, consents, forbearance and other modifications relating thereto or any subordination or intercreditor agreements; (c) fees, out of pocket costs and expenses incurred in creating, perfecting and maintaining perfection of Liens in favor of the Agent for the Lenders including title insurance premiums, real estate survey costs and mortgage or recording taxes and fees; (d) fees, out of pocket costs and expenses incurred in connection with forwarding to the Borrower the proceeds of the Loans including a Lender’s standard wire transfer fee; (e) fees, costs, expenses (including attorneys’ fees) and costs of settlement incurred in collecting upon or enforcing rights against the Mortgaged Property or incurred in any action to enforce this Agreement or the other Loan Documents or to collect any payments due from the Borrower under this Agreement or any other Loan Document or incurred in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement, whether in the nature of a “workout” or in connection with any insolvency or bankruptcy proceedings or otherwise; and (f) the Agent’s and the Lenders’ out of pocket expenses and disbursements, whenever incurred, in monitoring and administering the Loans.

Section 4.04             Placement Fee. ROTH Capital Partners, LLC (“Roth”), is entitled to a fee, which shall not to exceed 5% of the Loans in accordance with the agreement between Roth and the Borrower, a copy of which is attached hereto as Exhibit I. Gary W. Vick (“Vick”) is entitled to a fee equal to one percent (1%) of the Loans in accordance with the consulting agreement between Vick and the Borrower, a copy of which is attached hereto as Exhibit IA.

ARTICLE V
Increased Costs; Taxes.

Section 5.01             Increased Costs.

(a)            Capital Requirements. At any time that a Lender is subject to banking regulations, if the Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on the Lender’s capital, if any, as a consequence of this Agreement or the Loans made by the Lenders hereunder, to a level below that which such Lender could have achieved but for such Change in Law (taking into consideration such Lender’s policies with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for any such reduction in rate of return suffered with respect to the amounts advanced under the Loans. If a Lender becomes subject to banking regulations it shall notify the Borrower of same within a reasonable period of time.

(b)            Changes in Law. At any time that a Lender is subject to banking regulations, if any Change in Law shall:

i.            impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender; or

ii.          impose on the Lender or the London interbank market any other condition affecting this Agreement or the Loans;

and the result of any of the foregoing shall be to increase the cost to the Lender of making or maintaining the Loans (or of maintaining its obligation to make the Additional Loan) or to reduce the amount of any sum received or receivable by the Lender (whether of principal, interest or otherwise), then the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.

(c)            Certificates. A certificate of such Lender setting forth the amount or amounts necessary to compensate the Lender as specified in the immediately preceding subsection (a) shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(d)            Effect of Failure or Delay in Requesting Compensation. Failure or delay on the part of a Lender to demand compensation pursuant to this Section 5.01 shall not constitute a waiver of the Lender’s right to demand such compensation.

Section 5.02             Taxes.

(a)            Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower or any Guarantor under any Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower or any Guarantor shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 5.02), each Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or such Guarantor shall make such deductions and (iii) the Borrower or such Guarantor shall pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.

(b)            Payment of Other Taxes by the Borrower. The Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(c)            Indemnification by the Borrower. The Borrower shall indemnify each Lender within ten (10) days after written demand therefore, for the full amount of any Indemnified Taxes or Other Taxes paid by such Lender on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 5.02) and any penalties, interest and expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, however, that nothing hereunder shall impose upon the Borrower an obligation to indemnify the Lenders with respect to any Excluded Taxes. A certificate of a Lender as to the amount of such payment or liability under this Section 5.02 shall be delivered to the Borrower and shall be conclusive absent manifest error.

(d)            Evidence of Payments. As soon as practicable, but in any event within thirty (30) days after any payment of Indemnified Taxes or Other Taxes by the Borrower or a Guarantor to a Governmental Authority, the Borrower shall deliver to each affected Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to such Lender.

Section 5.03                          Illegality. Notwithstanding any other provision of this Agreement, if it becomes unlawful for a Lender to honor its obligation to make or maintain the Loans, then the affected Lender shall promptly notify the Borrower thereof and such Lender’s obligation to make or maintain the Loans shall be suspended.

ARTICLE VI
Account Procedures; Casualty Proceeds.

Section 6.01             Accounts and Control Agreements Account. All Cash Receipts will be deposited into accounts, each of which shall be subject to an Account Control Agreement.

Section 6.02              Casualty Proceeds. All Cash or Cash Equivalents representing proceeds of insurance policies for the repair, rebuilding or restoration of any of the Borrower Group’s Properties as a result of a Casualty Event (the “Casualty Proceeds”) (for collateral purposes) are hereby assigned by the Borrower to the Lenders, and the Agent shall have the right to collect any such payments, and such payments collected by the Borrower or Agent shall be deposited in an account controlled by the Agent for the Lenders (the “Casualty Proceeds Account”). In the event of any Casualty Event, the Borrower shall deliver within ten (10) Business Days, a written report from an engineering firm acceptable to the Agent describing the nature of the Casualty Event, the nature of any restoration required, and a good faith estimate of the cost of such restoration. While an Event of Default exists, the Agent may apply such Casualty Proceeds to the prepayment of the outstanding principal balance and accrued interest of the Loans and the other Indebtedness, whether or not such Indebtedness is then due and payable. If no Event of Default exists, the proceeds shall be disbursed from the Casualty Proceeds Account for such restoration in accordance with procedures reasonably determined by the Agent consistent with construction loan funding principles. Notwithstanding the foregoing, if the Borrower determines that the Casualty Proceeds shall be used for restoration and such Casualty Proceeds are less than One Hundred Thousand Dollars ($100,000), then such amount shall not be deposited in the Casualty Proceeds Account, but shall be made available to the Borrower and the Borrower shall utilize such proceeds solely for repair, rebuilding or restoration of such Casualty Event.

ARTICLE VII
Conditions Precedent.

Section 7.01              Funding of the Term Loan. The obligation of the Lenders to make the Term Loan shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 13.02):

(a)            the Lenders shall have received the Structuring Fee with respect to the Term Loan and any and all other fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all expenses required to be reimbursed or paid by the Borrower in accordance with Article IV;

(b)            the Agent shall have received a secretary’s certificate setting forth (i) approval by the Borrower and with respect to the authorization of the members of the Borrower Group to execute and deliver the Loan Documents to which any such Person is a party and to enter into the transactions contemplated in those documents, (ii) the officers of the Borrower Group (y) who are authorized to sign the Loan Documents to which each applicable Borrower Group member is a party and (z) who will, until replaced by another officer or officer duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, (iii) specimen signatures of such authorized officers, and (iv) Charter Documents of the Borrower Group member who are parties to the Loan Documents, certified as being true and complete. The Agent and the Lenders may conclusively rely on such certificate until the Agent receives notice in writing from the Borrower to the contrary.

(c)            the Agent shall have received certificates of the appropriate State agencies with respect to the existence, qualification and good standing of each member of the Borrower Group;

(d)            the Agent shall have received from each party hereto counterparts (in such number as may be requested by the Agent) of this Agreement signed on behalf of such party;

(e)            the Agent shall have received for each Lender a separate Term Note dated as of the Effective Date;

(f)             the Agent shall have received from the Borrower the Common Shares issued in the name of each Lender to effect the Stock Grant and the Agent shall have received duly executed counterparts of the Stock Grant Agreement as provided in Section 9.16;

(g)            the Agent shall have received from each party thereto duly executed counterparts (in such number as may be requested by the Lenders) of the Security Instruments, including the Guarantee and Collateral Agreement, the Mortgages, the Pledge Agreements and the other Security Instruments described on Exhibit D. In connection with the execution and delivery of the Security Instruments, the Lenders shall be reasonably satisfied that the Security Instruments create first priority, perfected Liens on the Collateral, such Liens being subject only to Liens set forth on Schedule 10.03 and Excepted Liens identified in clauses (a) through (e) of the definition thereof, but, in the case of clauses (a) through (e), subject to the provisos at the end of such definition; and provided that the Liens on the Delayed Collateral shall not be required to be perfected prior to advancement of the Term Loan;

(h)           the Agent shall have received (i) an opinion of Christian Smith & Jewell, LLP, counsel to the Borrower and (ii) such other opinions as the Agent shall reasonably request;

(i)             the Agent shall have received a certificate of insurance coverage of the Borrower evidencing that the Borrower is carrying insurance in accordance with Section 8.13;

(j)             the Agent shall have received title information as the Agent may require satisfactory to Agent setting forth the status of title to the Borrower Group’s Oil and Gas Properties evaluated in the Initial Reserve Report as of the Effective Date;

(k)            the Agent shall be satisfied with the environmental condition of the Oil and Gas Properties of the Borrower and have received such reports as in form and scope satisfactory to the Agent as they may request related thereto;

(l)             the Agent shall have received a certificate of a Responsible Officer certifying that the Borrower has received all consents and approvals required by Section 8.03;

(m)          the Agent shall have received the Initial Reserve Report accompanied by a certificate covering the matters described in Section 9.12(b)(i) through (iii) copies of all material contracts or agreements, including, but not limited to, all operating agreements covering the Oil and Gas Properties, as well as all marketing, transportation, and processing agreements related to such Oil and Gas Properties;

(n)            the Agent shall have received appropriate UCC search certificates reflecting no prior Liens encumbering the Properties of the Borrower Group for each of the following jurisdictions: State of Texas, State of Nevada, any other jurisdiction requested by the Agent. The Agent shall have received appropriate UCC search certificates reflecting no prior Liens (other than those set forth on Schedule 10.03) encumbering the Properties being pledged pursuant to the Pledge Agreement for the State of Texas and the State of Nevada, and any other jurisdiction requested by the Agent;

(o)            the Agent shall have received a certificate from each of the Chief Executive Officer and the Chief Accounting Officer of the Borrower certifying as to (i) the completeness and accuracy of all financial statements delivered pursuant to Section 8.04 and all other diligence materials delivered to the Agent and (ii) their awareness of the reporting obligations of Section 9.01;

(p)            the Agent shall be satisfied that there has been no Material Adverse Effect to the Borrower Group since April 30, 2014;

(q)            the Agent shall have received Letters-in-Lieu executed in blank by the Borrower and/or any member of the Borrower Group as requested in such quantity as Lenders may reasonably request;

(r)            completion by the Lenders of a satisfactory due diligence review, including, but not limited to the review of all engineering, operations, land, title, environmental, Equity Interest agreements, cash management systems and financial data or information;

(s)            satisfactory due diligence review of the Borrower Group’s Material Agreements, including, but not limited to, satisfactory review of the operating agreements governing the Oil and Gas Properties, marketing agreements, transportation agreements and processing agreements;

(t)            the Lenders shall be reasonably satisfied with the potential plugging and abandonment liabilities associated with the Oil and Gas Properties, including, without limitation, the bonding or collateralization obligations of the Borrower Group associated therewith;

(u)            each Lender has received formal approval of this Agreement by its Investment Committee;

(v)            Borrower hereby covenants and agrees, with the same effect and remedies as a covenant set forth in Article IX, that within thirty days after the Effective Date the Agent and the appropriate members of the Borrower Group shall have entered into an Account Control Agreement with Wells Fargo Bank N.A. and any other financial institutions with respect to the accounts in which any member of the Borrower Group deposits Cash Receipts;

(w)            the Borrower shall have entered into an agreement with Roth to engage Roth as its financial advisor for a period of at least one year from the Effective Date;

(x)            the Agent shall have received such other documents as its counsel may reasonably request;

(y)            the Borrower Group’s account payables shall be less than One Million Five Hundred Thousand Dollars ($1,500,000) giving effect to payments made pursuant to Section 2.03, and none of such accounts payable shall have been outstanding for more than sixty (60) days, except as permitted under the terms of written payment plans, including the written finance plans with respect to Borrower’s insurance policies;

(z)            the Borrower Group’s Debt shall not exceed Eight Hundred Thousand Dollars ($800,000) exclusive of the Loans;

(aa)         all other covenants and agreements required to be performed by the Borrower under this Agreement shall have been performed to the satisfaction of Agent; and

(bb)        all of the Borrower’s representations and warranties under this Agreement and the other Loan Documents shall be true and accurate in all material respects.

Section 7.02              Funding of the Additional Loan. The obligation of the Lenders to make the Additional Loan shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 13.02):

(a)            satisfaction of the conditions set forth in Section 7.01;

(b)            the Agent shall have received twenty (20) days’ written notice from the Borrower notifying the Lenders of the Borrower’s intention to borrow the Additional Loan;

(c)            the Borrower shall have provided to the Agent satisfactory evidence of GBE’s average net monthly oil and gas production revenue for the trailing two month period has exceeded One Million Dollars ($1,000,000);

(d)            the Lenders shall have received the Structuring Fee with respect to the Additional Loan and any and all other fees and other amounts due and payable on or prior to the effective date of the Additional Loan, including, to the extent invoiced, reimbursement or payment of all expenses required to be reimbursed or paid by the Borrower in accordance with Article IV;

(e)            the Agent shall have received updated certificates of the appropriate State agencies with respect to the existence, qualification and good standing of the Borrower and the Guarantors;

(f)            the Agent shall have received for each Lender a separate duly executed Additional Note payable to the order of such Lender in aggregated total principal amounts equal to the Additional Funded Amount dated as of the effective date of the Additional Loan;

(g)            the Agent shall have received a certificate of a Responsible Officer certifying that the Borrower is in compliance with all of terms, conditions, representations and warranties in this Agreement;

(h)            the Agent shall be satisfied that there has been no Material Adverse Effect to the Borrower Group since the Effective Date;

(i)            each Lender has received formal approval of this Agreement by its Investment Committee;

(j)            the Agent shall have received such other documents as its counsel may reasonably request;

(k)            the Borrower shall have received and shall have provided the Agent with satisfactory evidence of the Borrower’s raising of additional equity investments pursuant to Section 9.17 totaling at least Seven Hundred Fifty Thousand Dollars ($750,000);

(l)            all other covenants and agreements required to be performed by Borrower under this Agreement shall have been performed to the satisfaction of Agent and;

(m)          all of Borrower’s representations and warranties under this Agreement and the other Loan Documents shall be true and accurate in all material respects.

Section 7.03             Conditions Precedent for the Benefit of the Lenders. All conditions precedent to the obligations of the Lenders to make the Loans are imposed hereby solely for the benefit of the Lenders, and no other Person may require satisfaction of any such condition precedent or be entitled to assume that the Lenders will refuse to make the Loan or the Additional Loan in the absence of strict compliance with such conditions precedent.

ARTICLE VIII
Representations and Warranties

The Borrower represents and warrants to the Lenders that:

Section 8.01             Organization; Powers; Capitalization.

(a)            Each member of the Borrower Group is duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation, has all requisite power and authority, and has all governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where failure to have such power, authority, licenses, authorizations, consents, approvals and qualifications could not reasonably be expected to have a Material Adverse Effect.

(b)            The Borrower is authorized to issue 333,333,334 Common Shares, of which, as of the Effective Date, 21,158,258Common Shares were issued and outstanding as fully paid and non-assessable shares. All Common Shares (including such Common Shares issued in connection with the Stock Grant) are duly authorized and validly issued, fully paid, non-assessable, free and clear of all Liens other than Permitted Liens and such Common Shares were issued in compliance with all applicable local, state and federal laws concerning the issuance of securities. As of the Effective Date, no Equity Interests of the Borrower is issued and outstanding other than described above.

(c)            As of the Effective Date, there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition of any Equity Interests of any member of the Borrower Group, other than as set out in Schedule 8.01.

Section 8.02             Authority; Enforceability. The Transactions are within the applicable member of the Borrower Group’s powers and have been duly authorized by all necessary corporate, company or partnership (as applicable) action and, if required, shareholder, member and/or partner action. Each Loan Document has been duly executed and delivered by the applicable member of the Borrower Group and constitutes a legal, valid and binding obligation of such Person, as applicable, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 8.03              Approvals; No Conflicts. Except as set forth on Schedule 8.03, the Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including members of the Borrower or any other Person), nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan Document or the consummation of the transactions contemplated thereby, except such as have been obtained or made and are in full force and effect other than the recording and filing of the Security Instruments as required by this Agreement, (b) will not violate, in any material respect, any Applicable Law or any of its Charter Documents or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any member of the Borrower Group, or any of the Properties, or give rise to a right thereunder to require any payment to be made by any member of the Borrower Group and (d) will not result in the creation or imposition of any Lien on any Property of any member of the Borrower Group (other than the Liens created by the Loan Documents).

Section 8.04              Financial Condition; No Material Adverse Change.

(a)            The Borrower has heretofore furnished to the Agent its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended July 31, 2013, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended April 30, 2014, certified by its chief accounting officer or chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its Consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the unaudited quarterly financial statements. Such financial statements have been reviewed by an independent public accountant reasonably acceptable to the Agent utilizing agreed upon procedures.

(b)            Since April 30, 2014, (i) there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect and (ii) the business of the Borrower Group has been conducted only in the ordinary course consistent with past business practices.

(c)            None of the Borrower Group has on the Effective Date any material Debt (including Disqualified Capital Stock) or any contingent liabilities, off-balance sheet liabilities or partnerships, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in the financial statements or as provided for in the Loan Documents.

Section 8.05                          Litigation. Except as set forth on Schedule 8.05, there are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or affecting the any member of the Borrower Group, or threatened against any member of the Borrower Group that in each case (i) are not fully covered by insurance (except for normal deductibles), or (ii) involve any Loan Document or the Transactions.

Section 8.06                          Environmental Matters. Except as set forth on Schedule 8.06 and for such matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Borrower Group:

(a)            the Properties and operations thereon are, and within all applicable statute of limitation periods have been, in compliance in all material respects with all applicable Environmental Laws;

(b)            each member of the Borrower Group has obtained all Environmental Permits required for its operations and Properties, with all such Environmental Permits being currently in full force and effect, and none of the members of the Borrower Group has received any written notice or otherwise has knowledge that any such existing Environmental Permit will be revoked or that any application for any new Environmental Permit or renewal of any existing Environmental Permit will be protested or denied;

(c)            there are no claims, demands, suits, orders, inquiries, or proceedings concerning any violation of, or any liability (including as a potentially responsible party) under, any applicable Environmental Laws that is pending or threatened against any member of the Borrower Group or any of its respective Properties or as a result of any operations at the Properties;

(d)            none of the Properties contain or have contained any: (i) underground storage tanks; (ii) asbestos-containing materials; or (iii) landfills or dumps; (iv) hazardous waste management units as defined pursuant to RCRA or any comparable state law; or (v) sites on or nominated for the National Priority List promulgated pursuant to CERCLA or any state remedial priority list promulgated or published pursuant to any comparable state law;

(e)            there has been no Release or threatened Release, of Hazardous Materials at, on, under or from any member of the Borrower Group’s Properties, there are no investigations, remediations, abatements, removals, or monitorings of Hazardous Materials required under applicable Environmental Laws at such Properties and none of such Properties are adversely affected by any Release or threatened Release of a Hazardous Material originating or emanating from any other real property, save and except to the extent any minor and controllable Release occurs in the ordinary course of drilling, spudding, operating, producing, shutting in, capping, or other such activities on any Oil and Gas Properties when such activities are done in a manner consistent with acceptable industry standards and in compliance with Applicable Laws, and have no Material Adverse Effect on the business and operations of the Borrower Group nor cause a Material Reduction in Value, as defined herein;

(f)            no member of the Borrower Group has received any written notice asserting an alleged liability or obligation under any applicable Environmental Laws with respect to the investigation, remediation, abatement, removal, or monitoring of any Hazardous Materials at, under, or Released or threatened to be Released from any real properties offsite on any member of the Borrower Group’s Properties and there are no conditions or circumstances that would reasonably be expected to result in the receipt of such written notice;

(g)            there has been no exposure of any Person or property to any Hazardous Materials as a result of or in connection with the operations and businesses of any of the Borrower’s or its Subsidiaries’ Properties that would reasonably be expected to form the basis for a claim for damages or compensation and there are no conditions or circumstances that would reasonably be expected to result in the receipt of notice regarding such exposure;

(h)            the Borrower has provided to the Agent complete and correct copies of all environmental site assessment reports, investigations, studies, analyses, and correspondence on environmental matters (including matters relating to any alleged noncompliance with or liability under Environmental Laws) that are in any of the members of the Borrower Group’s possession or control and relating to their Properties or operations thereon; and

(i)            except for what is set forth on Schedule 8.06(i), none of the leases and/or properties that are subject to such leases has been part of or associated with a bankruptcy and/or a foreclosure proceeding.

Section 8.07             Compliance with the Laws and Agreements; No Defaults.

(a)            Each member of the Borrower Group, each of its Properties and all agreements and other instruments binding upon it or its Property is in material compliance with all Applicable Laws, and each member of the Borrower Group possesses all licenses, permits, franchises, exemptions, approvals and other governmental authorizations necessary for the ownership of its Property and the conduct of its business.

(b)            No member of the Borrower Group is in default nor has any event or circumstance occurred that, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default or would require any member of the Borrower Group to Redeem or make any offer to Redeem under any indenture, note, credit agreement or instrument pursuant to which any Material Indebtedness is outstanding or by which any member of the Borrower Group or any of its Properties is bound.

(c)             No Default has occurred and is continuing.

Section 8.08              Investment Company Act. No member of the Borrower Group is an “investment company” or a company “controlled” by an “investment company,” within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 8.09             Directors and Officers. Except as set forth on Schedule 8.09, none of the members of the Borrower Group’s directors or officers are currently, or have been in the past, subject to any order or ruling of any securities regulatory authority or stock exchange that currently prohibits, or has prohibited, such individual from acting as a director or officer of a public company or any company listed on a stock exchange.

Section 8.10             Taxes. Except as set forth on Schedule 8.10, each member of the Borrower Group has timely filed or caused to be filed all federal and state Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings and for which a member of the Borrower Group, as applicable, has set aside adequate reserves in accordance with GAAP in a segregated account. The charges, accruals and reserves on the books of the members of the Borrower Group in respect of Taxes and other governmental charges are, in the reasonable opinion of the Borrower, adequate. No Tax Lien has been filed and, to the knowledge of the Borrower, no claim is being asserted with respect to any such Tax or other such governmental charge.

Section 8.11              ERISA.

(a)            Each member of the Borrower Group and each ERISA Affiliate have complied in all material respects with ERISA and, where applicable, the Code regarding each Plan.

(b)            [reserved];

(c)            Each Plan is, and has been, maintained in substantial compliance with ERISA and, where applicable, the Code.

(d)           No act, omission or transaction has occurred which could result in imposition on any member of the Borrower Group or any ERISA Affiliate (whether directly or indirectly) of (i) either a civil penalty assessed pursuant to subsections (c), (i) or (l) of section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (ii) breach of fiduciary duty liability damages under section 409 of ERISA.

(e)            No Plan (other than a defined contribution plan) or any trust created under any such Plan has been terminated since September 2, 1974. No liability to the PBGC (other than for the payment of current premiums that are not past due) by any  member of the Borrower Group or any ERISA Affiliate has been or is expected by any member of the Borrower Group or any ERISA Affiliate to be incurred with respect to any Plan. No ERISA Event with respect to any Plan has occurred.

(f)            Full payment when due has been made of all amounts which the Borrower, the Subsidiaries or any ERISA Affiliate is required under the terms of each Plan or Applicable Law to have paid as contributions to such Plan as of the Effective Date, and no accumulated funding deficiency (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, exists with respect to any Plan.

(g)            The actuarial present value of the benefit liabilities under each Plan which is subject to Title IV of ERISA does not, as of the end of each of the Borrower Group’s most recently ended fiscal year, exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities. The term “actuarial present value of the benefit liabilities” shall have the meaning specified in section 4041 of ERISA.

(h)           None of the members of the Borrower Group nor any ERISA Affiliate sponsors, maintains, or contributes to an employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by the Borrower, a Subsidiary or any ERISA Affiliate in its sole discretion at any time without any material liability.

(i)             None of the members of the Borrower Group nor any ERISA Affiliate sponsors, maintains or contributes to, or has at any time in the six-year period preceding the Effective Date sponsored, maintained or contributed to, any Multiemployer Plan.

(j)             None of the members of the Borrower Group nor any ERISA Affiliate is required to provide security under section 401(a)(29) of the Code due to a Plan amendment that results in an increase in current liability for the Plan.

Section 8.12             Disclosure; No Material Misstatements. None of the written information, statements, exhibits, certificates, documents or reports furnished to the Agent or the Lenders by the Borrower in connection with the negotiation of this Agreement and the other Loan Documents and Agent’s and Lenders’ related “due diligence” review of Borrower’s business condition, operations and prospects, contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statement contained therein not materially misleading in the light of the circumstances in which made and with respect to each member of the Borrower Group taken as a whole. There is no fact peculiar to any member of the Borrower Group which has a Material Adverse Effect or in the future is reasonably likely to have a Material Adverse Effect and which has not been set forth in this Agreement, the Loan Documents or the other documents, certificates and statements furnished to the Agent or the Lenders by or on behalf of any member of the Borrower Group prior to, or on, the Effective Date in connection with the transactions contemplated hereby. There are no statements or conclusions in the Initial Reserve Report that are based upon or include misleading information or fail to take into account material information regarding the matters reported therein.

Section 8.13             Insurance. Schedule 8.13 attached hereto contains an accurate and complete description of all material policies of fire, liability, workmen’s compensation and other forms of insurance that are owned or held by or on behalf of the members of the Borrower Group. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the date of the closing have been paid (if due), and no notice of cancellation or termination has been received with respect to any such policy. Such policies are sufficient for compliance with all Applicable Laws pertaining to the business of the Borrower Group and all agreements to which any member of the Borrower Group is a party; are valid, outstanding and enforceable policies; provide adequate insurance coverage for the assets and operations of the members of the Borrower Group, and to the knowledge of Borrower, in at least such amounts and against at least such risks (but including in any event public liability) as are usually insured against in the same general area by companies engaged in the same or a similar business; will remain in full force and effect through the respective dates set forth in Schedule 8.13; and will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement and the Loan Documents. None of the members of the Borrower Group (nor to the Borrower’s knowledge any prior owner of the Oil and Gas Properties) has been refused any insurance with respect to its assets or operations, nor has it been limited below usual and customary policy limits, by an insurance carrier to which it has applied for any insurance or with which it has carried insurance during the last three (3) years. Borrower has requested that its insurers name Agent, on behalf of the Lenders, as additional insured in respect of such liability insurance policies and as lender’s loss payee with respect to property loss insurance, and it is Borrower’s current expectation that these steps will be accomplished within five Business Days following the Effective Date.

Section 8.14              Restriction on Liens. No member of the Borrower Group is a party to any material agreement or arrangement, or subject to any order, judgment, writ or decree, that either restricts or purports to restrict its ability to grant Liens to the Agent or the Lenders, on or in respect of their Properties to secure the Indebtedness and the Loan Documents, except such material agreements or arrangements to which any member of the Borrower Group is party set forth on Schedule 8.03 with respect to which written approval or consent from the required other parties thereto has heretofore been obtained.

Section 8.15              Subsidiaries.

(a)               The Borrower’s Subsidiaries are set forth on Schedule 8.15.

(b)              The Borrower owns one hundred (100%) of the issued and outstanding Equity Interests of each of its Subsidiaries, other than as listed on Schedule 8.15.

(c)              HCN’s Subsidiaries are set forth on Schedule 8.15.

(d)              Except as set forth on Schedule 8.15, HCN owns one hundred (100%) of the issued and outstanding Equity Interests of each of its Subsidiaries, other than as listed on Schedule 8.15

(e)              All Equity Interests of such Subsidiaries are owned by the Borrower or the applicable Subsidiary free and clear of all Liens other than Permitted Liens and such Common Shares were issued in compliance with all applicable local, state and federal laws concerning the issuance of securities.

(f)               As of the Effective Date, there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition of any Equity Interests of such Subsidiaries, other than as set out on Schedule 8.15.

(g)              Subject to Permitted Liens, the Borrower and any applicable Subsidiary has the unrestricted right to vote, and (subject to limitations imposed by Applicable Law) to receive dividends and distributions on, all Equity Interests.

(h)              The Inactive Subsidiary (i) has no assets other than nominal amounts of cash; (ii) has no undisclosed liabilities, and there is nothing to prevent Borrower from liquidating the Inactive Subsidiary and cancelling itscorporate existence; and (iii) has no business operations.

Section 8.16              Location of Business and Offices. The Borrower’s jurisdiction of formation is Nevada; the name of the Borrower as listed in the public records of its jurisdiction of formation is Hydrocarb Energy Corporation; and the organizational identification number of the Borrower in its jurisdiction of formation is Nevada (or, in each case, as set forth in a notice delivered to the Agent pursuant to Section 9.01(d) in accordance with Section 13.01). The Borrower’s principal place of business and Executive Chairman offices are located at the address specified in Section 13.01 (or as set forth in a notice delivered pursuant to Section 9.01(d) and Section 13.01(c)). Each Subsidiary’s jurisdiction of formation, name as listed in the public records of its jurisdiction of formation, formation identification number in its jurisdiction of formation, and the location of its principal place of business and Executive Chairman office is stated on Schedule 8.15 (or as set forth in a notice delivered pursuant to Section 9.01(d)).

Section 8.17              Properties; Titles, Etc.

(a)            After giving full effect to the Excepted Liens, from and after the Effective Date, the Borrower or its Subsidiary has good and defensible title to the working interests and net interests in the Oil and Gas Properties reflected in the Initial Reserve Report and set forth in Exhibit A to each Mortgage, a complete list of which leases is set forth on Schedule 8.17(a). After giving full effect to the Excepted Liens, the Borrower or its Subsidiary owns the net interests in production attributable to the Hydrocarbon Interests as reflected in the most recently delivered Reserve Report, and the ownership of such Properties shall not in any material respect obligate the Borrower or such Subsidiary to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of the working interest of each Property set forth in the most recently delivered Reserve Report that is not offset by a corresponding proportionate increase in the Borrower’s or such Subsidiary’s net revenue interest in such Property. All information contained in the Initial Reserve Report is true and correct in all material respects as of the date thereof. No litigation or claims are currently pending, or to the best knowledge of the Borrower, threatened which would question the Borrower or its Subsidiary’s title to the Oil and Gas Properties.

(b)            All leases and agreements referenced in the Initial Reserve Report or the title information delivered in connection with the Loans are valid and subsisting, in full force and effect and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases, which would affect in any material respect the conduct of the business of the Borrower Group.

(c)            The Property presently owned, leased or licensed by the Borrower or its Subsidiary including, without limitation, all easements and rights of way, is all of the Property necessary to permit the Borrower or its Subsidiary to conduct its business in all material respects in the manner as would a reasonably prudent operator and the Borrower or its Subsidiary will not be required to acquire any material assets to continue the current operations of the Properties other than the replacement of equipment in the ordinary course of business.

(d)            All fixtures, improvements and personal property included in the Properties which are reasonably necessary for the operation of its business are in good working condition and are maintained in accordance with prudent business standards.

(e)            Each member of the Borrower Group owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual Property material to its business, and the use thereof by the members of the Borrower Group does not infringe upon the rights of any other Person. Each member of the Borrower Group either owns or has valid licenses or other rights to use all databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical information used or usable in the conduct of its business, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of Hydrocarbons.

(f)            All of the mineral leases included in the Oil and Gas Properties set forth in Exhibit A to each Mortgage are “held by production” and, as such, do not expire as long as production continues, and there are no ongoing rental or other payments required under such leases except for the royalties reflected in the net revenue interests set forth in Exhibit A to each Mortgage.  Except as would not reasonably be expected to have individually or in the aggregate a Material Adverse Effect, all rentals, royalties, overriding royalties, and other payments due under any oil and gas lease or oil, gas and mineral lease included in the Oil and Gas Properties set forth on Schedule 8.17(a), have been fully, properly and timely paid in accordance with the terms of the respective instrument pursuant to which such obligations arose, except for amounts being validly held in suspense.  Schedule 8.17(f) sets forth a complete and accurate listing of the division of interests for each lease set forth in Exhibit A to each Mortgage.

(g)            No Oil and Gas Property is subject to any restriction on the use of the surface in a manner that would adversely affect the value or operation of such Oil and Gas Property in any material respect. Except as would not reasonably be expected to have individually or in the aggregate a Material Adverse Effect, (i) each member of the Borrower Group has all easements, licenses, rights-of-way, servitudes, leasehold estates, instruments and other interests that are necessary for the ownership, operation, possession, maintenance or use of the Oil and Gas Properties as currently conducted and reasonably anticipated to be conducted, (ii) all such easements, licenses, rights-of-way, servitudes, leasehold estates, instruments and other interests are in full force and effect and (iii) there are no actions pending, or to the knowledge of the Borrower, threatened, to revoke, terminate or limit any such easements, licenses, rights-of-way, servitudes, leasehold estates, instruments or other interests

Section 8.18             Maintenance of Properties. The Oil and Gas Properties (and Properties unitized therewith) have been maintained, operated and developed in a good and workmanlike manner (ordinary wear and tear excepted) and in material conformity with all Government Requirements and in material conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of the Oil and Gas Properties. Specifically in connection with the foregoing (a) no Oil and Gas Property is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) and (b) none of the wells comprising a part of the Oil and Gas Properties (or Properties unitized therewith) is deviated from the vertical more than the maximum permitted by Government Requirements, and such wells are, in fact, bottomed under and are producing from, and the well bores are wholly within, the Oil and Gas Properties (or in the case of wells located on Properties unitized therewith, such unitized Properties). All pipelines, wells, gas processing plants, platforms and other material improvements, fixtures and equipment owned in whole or in part by any member of the Borrower Group that are necessary to conduct normal operations are being maintained in a state adequate to conduct normal operations, and with respect to such of the foregoing that are operated by any member of the Borrower, in a manner consistent with the Borrower Group’s past practices. Except as set forth on Schedule 8.19, no well which is part of the Oil and Gas Properties (a) is subject to any Applicable Laws requiring that such well be plugged and abandoned or (b) has been suspended or temporarily abandoned, but has not been plugged and abandoned in accordance with Applicable Laws.

Section 8.19             Gas Imbalances, Prepayments. Except as set forth on Schedule 8.19, on a net basis there are no gas imbalances, take or pay or other prepayments that would require any member of the Borrower Group to deliver Hydrocarbons produced from the Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor. Except as set forth on Schedule 8.19, no material gas imbalances exist with respect to any member of the Borrower Group’s Oil and Gas Properties. Except as set forth in Schedule 8.19, none of the members of the Borrower Group’s Oil and Gas Properties are subject to any contractual or other arrangement whereby payment for production therefrom is to be deferred for a substantial period of time after the month in which such production is delivered (i.e., in the case of oil, not in excess of 60 days, and in the case of gas, not in excess of 90 days). Except as set forth on Schedule 8.19, none of the Oil and Gas Properties of any member of the Borrower Group is subject to a contractual or other arrangement for the sale of oil or gas production for a fixed price which cannot be canceled on 90 days (or less) notice or which contains commercial terms which are not customary in the industry. None of the Oil and Gas Properties of any member of the Borrower Group is subject at present to any regulatory refund obligation and no facts exist which might cause the same to be imposed.

Section 8.20              Marketing of Production. Except for contracts listed and in effect on the Effective Date on Schedule 8.20, and thereafter either disclosed in writing to the Agent or included in the most recent Reserve Report (with respect to all of which contracts the Borrower represents that it or its Subsidiaries are receiving a price for all production sold thereunder which is computed substantially in accordance with the terms of the relevant contract and are not having deliveries curtailed substantially below the subject Property’s delivery capacity), no material agreements exist that are not cancelable on sixty (60) days’ notice or less without penalty or detriment for the sale of production from the Borrower’s or its Subsidiaries’ Hydrocarbons (including, without limitation, calls on or other rights to purchase, production, whether or not the same are currently being exercised) that (a) pertain to the sale of production at a fixed price and (b) have a maturity or expiry date of longer than six (6) months from the Effective Date. All proceeds from the sale of any member of the Borrower Group’s interests in Hydrocarbons from its Oil and Gas Properties will be paid in full to such member of the Borrower Group by the purchaser thereof on a timely basis, and none of such proceeds are currently being held in suspense by such purchaser or any other Person. Except as set forth in Schedule 8.20, none of the members of the Borrower Group’s Oil and Gas Properties are subject to any contractual or other arrangement whereby payment for production therefrom is to be deferred for a substantial period of time after the month in which such production is delivered (i.e., in the case of oil, not in excess of sixty (60) days, and in the case of gas, not in excess of ninety (90) days).

Section 8.21              Securities Law Matters; Disclosures.

(a)            Listing. The Common Shares are quoted on the OTCBB and only on the OTCBB.

(b)            Certain Securities Law Matters. The Borrower is a reporting issuer or the equivalent only in the United States and is not in default of any requirement of the Securities Laws and the Common Shares are registered under Section 12(g) of the Exchange Act.

(c)            Public Disclosure. The Borrower has filed all documents or information required to be filed by it the Securities Laws of the United States. Each of the documents which contains any information regarding the Borrower that is, or becomes, publicly available together with all information prepared by the Borrower and provided to the Agent, if any, including, but is not limited to, all material change reports, press releases and financial statements of the Borrower, is, as of the date thereof, in compliance in all material respects with the Securities Laws of the United States and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and such documents collectively constitute full, true and plain disclosure of all material facts relating to the Borrower and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, as of the Effective Date. There is no fact known to the Borrower which the Borrower has not publicly disclosed which materially adversely affects, or so far as the Borrower can reasonably foresee, will materially adversely affect, the assets, liabilities (contingent or otherwise), capital, affairs, business, prospects, operations or condition (financial or otherwise) of the Borrower or the ability of the Borrower to perform its obligations under this Agreement or the Loan Documents or which would otherwise be material to any Person intending to make an equity investment in the Borrower. No circumstances exist under which the Borrower has incurred liability under the secondary market liability provisions of applicable Securities Laws.

(d)            Continuous Timely Disclosure. The Borrower is in compliance with all continuous and timely disclosure obligations under the Securities Laws of the United States (including the payment of all applicable fees) and, without limiting the generality of the foregoing, there has not occurred any material adverse change in the assets, liabilities (contingent or otherwise), capital, affairs, business, prospects, operations or condition (financial or otherwise) of the Borrower which has not been publicly disclosed and none of the documents filed by, or on behalf of, the Borrower pursuant to the Securities Laws of the United States contain a misrepresentation at the date of the filing thereof.

Section 8.22             Use of Loan. The proceeds of the Loans shall be used for the purposes set forth in Section 2.03. No member of the Borrower Group is engaged principally, or as one of its or their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board). No part of the proceeds of the Loans will be used for any purpose which violates the provisions of Regulations T, U or X of the Board.

Section 8.23             Solvency. After giving effect to the transactions contemplated hereby, (a) the aggregate Properties and assets (after giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement), at a fair valuation, of the Borrower and the Guarantors, taken as a whole, will exceed the aggregate Debt of the Borrower and the Guarantors on a consolidated basis, as the Debt becomes absolute and matures, (b) each of the Borrower and the Guarantors has not incurred and does not intend to incur, and does not believe that it will incur, Debt beyond its ability to pay such Debt (after taking into account the timing and amounts of Cash expected to be received by each of the Borrower and the Guarantors and the amounts expected to be payable on or in respect of its liabilities, and giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement) as such Debt becomes absolute and matures and (c) each of the Borrower and the Guarantors does not have (and has no reason to believe that it will have thereafter) unreasonably small capital for the conduct of its business.

Section 8.24             Casualty Events. Since June 30, 2014, neither the business nor any Properties of the Borrower Group have been materially and adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property or cancellation of contracts, permits or concessions by any domestic or foreign Governmental Authority, riot, activities or armed forces or acts of God or of any public enemy.

Section 8.25             Material Agreements. Set forth on Schedule 8.25 is a complete and correct list of all material agreements and other instruments of the Borrower Group currently in effect setting forth each counterparty thereto (other than the Loan Documents) relating to the purchase, transportation by pipeline, gas processing, development, marketing, sale and supply of Hydrocarbons, farmout arrangements, joint operating agreements, contract operating agreements, or other material contract to which any  member of the Borrower Group is a party on or after the Effective Date or by which its Properties is bound on or after the Effective Date (collectively “Material Agreements”) and copies of such documents have been provided to the Agent. All such agreements are in full force and effect and, after giving effect to the payments contemplated by Section 2.03(a), there is not a default by any member of the Borrower Group thereunder that remains uncured, nor is there any uncured default by any Affiliate predecessor in interest to any of them or, to the Borrower’s knowledge, by any predecessor in interest to any of them (other than an Affiliate predecessor) or counterparty thereto, nor has any member of the Borrower Group altered any material item of such agreements since December 31, 2013 without the prior written consent of the Agent.

Section 8.26             No Brokers. Other than Roth and Vick, who are entitled to the fee set forth in Section 4.04, no Person is entitled to any brokerage fee or finder’s fee or similar fee or commission in connection with arranging the Loans contemplated by this Agreement.

Section 8.27              Reliance. In connection with the negotiation of and the entering into this Agreement, the Borrower acknowledges and represents that neither the Agent nor any of the Lenders, nor any of their representatives is acting as a fiduciary or financial or investment advisor for it; it is not relying upon any representations (whether written or oral) of such Persons; it has consulted with its own legal, regulatory, tax, business investment, financial and accounting advisors to the extent it has deemed necessary, and it has made its own investment, hedging, and trading decisions based upon its own judgment and upon any advice from such advisors as it has deemed necessary and not upon any view expressed by the Agent or the Lenders, or any representative of any of the foregoing; it has not been given by any Lenders or the Agent, or any representative of any of the foregoing (directly or indirectly through any other Person) any advice, counsel, assurance, guarantee, or representation whatsoever as to the expected or projected success, profitability, return, performance, result, effect, consequence, or benefit (either legal, regulatory, tax, financial, accounting, or otherwise) of this Agreement or the transactions contemplated hereby; and it is entering into this Agreement and the other Loan Documents with a full understanding of all of the risks hereof and thereof (economic and otherwise), and it is capable of assuming and willing to assume (financially and otherwise) those risks.

Section 8.28             Investments and Guaranties. Except for set forth on Schedule 8.28, no member of the Borrower Group has made any Investments in, advances to or guaranties of the obligations of any Person, except as reflected in the financial statements described in Section 9.01(a).

Section 8.29             Payments by Purchasers of Production. Except as set forth on Schedule 8.29, all proceeds from the sale of any member of the Borrower Group’s interests in Hydrocarbons from its Oil and Gas Properties are currently being paid in full to such member of the Borrower Group by the purchaser thereof on a timely basis and at prices and terms comparable to market prices and terms generally available at the time such prices and terms were negotiated for oil and gas production from producing areas situated near such Oil and Gas Properties, and none of such proceeds are currently being held in suspense by such purchaser or any other Person.

Section 8.30             Existing Accounts Payable. Set forth on Schedule 8.30 is a complete and correct list of all existing accounts payable of the Borrower Group as of the Effective Date that are more than thirty (30) days past due.

Section 8.31             Affiliate Transactions. Except as disclosed in this Agreement or the Loan Documents, the Borrower is not conducting, permitting or suffering to be conducted, transactions with any Affiliate or transactions entered into in the ordinary course of business on terms not materially less favorable to the Borrower than as would be obtainable in a comparable transaction with Persons at arm’s length with the Borrower.

Section 8.32             Loans to Shareholders, Directors, Officers, Subsidiary, or Affiliates. Except as set forth on Schedule 8.32, as of the Effective Date, the Borrower has not made any loans or advances to or for the benefit of any shareholder, director, officer, or Affiliate, nor will any such loans be made while the Indebtedness is outstanding; provided that Borrower may make loans to wholly owned subsidiaries in the ordinary course of business.

Section 8.33             Employee Matters. Except as set forth in Schedule 8.33 as of the Effective Date: (a) the Borrower Group’s employees are not subject to any collective bargaining agreement, (b) no petition for certification or union election is pending with respect to the employees of the Borrower Group and no union or collective bargaining unit has sought such certification or recognition with respect to the employees of the Borrower Group, (c) there are no strikes, slowdowns, work stoppages or controversies pending or to the best of the Borrower's knowledge, threatened between the Borrower Group and its employees, other than employee grievances arising in the ordinary course of business which could not have, either individually or in the aggregate, a Material Adverse Effect, and (d) there are no pension, deferred compensation, bonus or incentive compensation, share option or purchase, severance, termination pay, hospitalization or other medical benefit, life or other insurance, vision, dental, drug, sick leave, disability, salary continuation, vacation, supplemental unemployment benefits, profit sharing, incentive or other compensation, mortgage assistance, retirement compensation arrangement, group registered retirement savings, deferred profit sharing, employee profit sharing, savings, retirement or supplemental retirement or any other employee benefit plan, program or arrangement, whether funded or unfunded, formal or informal for the benefit of employees or former employees of any of the Borrower Group, except as required by Applicable Law or otherwise disclosed to the Agent.

Section 8.34              Stock Grant. Common Shares issued in connection with the Stock Grant shall be fully tradable six (6) months after issuance; provided that the Person selling such Common Shares is not an “affiliate” (as defined in Rule 144 (“Rule 144”) under the Securities Act of 1933, as amended) of Borrower at the time of sale and has not been an “affiliate” (as so defined) of Borrower during the three months preceding such sale.  For the purpose of satisfying the foregoing representation and warranty, within thirty (30) days after the Effective Date, Borrower shall take all steps necessary to satisfy the “current public information” conditions applicable to reporting issuers set forth in Section (c) of Rule 144, including submitting to the SEC and posting on Borrower’s website every required interactive data file.  In addition to the foregoing, (i) Borrower shall cause counsel for the Borrower to prepare and deliver an opinion letter in form and substance satisfactory to the Agent, addressed to Lenders, dated and delivered as of the Effective Date, opining that the shares issued on the Effective Date are duly and validly authorized and fully paid and non-assessable, and the shares to be issued thereafter are duly and validly authorized and will, upon issuance pursuant to the terms of the Agreement, be fully paid and non-assessable, and (ii) if requested by the Lender, at any time after Common Shares issued to Lenders in connection with the Stock Grant have been held at least six months as described in Section (d) of Rule 144, the Borrower shall promptly cause its legal counsel to provide a Rule 144 opinion letter in a form satisfactory to the Borrower’s transfer agent to allow for salability of the Common Shares received in connection with the Stock Grant, at the expense of the Borrower, subject to (y) Rule 144 and (z) the Lender providing the Borrower’s counsel reasonably requested representations in support of such opinion.  The Borrower shall not unreasonably delay, condition or withhold the provision of or acceptance of the legal opinion described above.  In the event the Borrower’s counsel does not provide the opinion described above within three (3) business days of the Borrower’s or its counsel’s receipt of the representations described above, the Lender may engage its own legal counsel to prepare such Rule 144 opinion, the costs of which will be promptly reimbursed to Lender by Borrower, and the Borrower shall advise its Transfer Agent to promptly accept such opinion if in reasonable form.

Section 8.35              Capitalized Leases. Except as set forth on Schedule 8.35, as of the Effective Date, no member of the Borrower Group is a party to any Capitalized Leases and shall not become party to any additional Capitalized Leases on or after the Effective Date without the prior written consent of the Agent.

ARTICLE IX
Affirmative Covenants.

The Borrower covenants and agrees that until the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents shall have been paid in full, the Borrower shall perform all covenants in this Article IX applicable to such Person:

Section 9.01             Financial Statements; Other Information. The Borrower will furnish to the Agent:

(a)            Collateral Reporting.

i.            (A) on or before September 15 of each year, a Reserve Report prepared by the Approved Petroleum Engineers dated as of the prior July 31 and on or before March 15 of each year, a Reserve Report prepared by the Approved Petroleum Engineers dated as of January 31 of the then current year and; and in each case, together with an accompanying report on, since the date of the last Reserve Report previously delivered hereunder, Oil and Gas Property sales, Oil and Gas Property purchases and changes in categories concerning the Oil and Gas Properties owned by the Borrower Group which have attributable to them Proved Reserves and containing information and analysis with respect to the Proved Reserves of the Borrower Group as of the date of such report and the PV 10 Value; and (B) together with each Reserve Report furnished pursuant to (A), (1) any updated production history of the Proved Reserves of the Borrower Group as of such date, (2) the lease operating expenses attributable to the Oil and Gas Properties of the Borrower Group for the prior twelve (12) month period, (3) any other information as to the operations of the Borrower Group as reasonably requested by the Agent and (4) such additional data and information concerning pricing, quantities, volume of production and production imbalances from or attributable to the Oil and Gas Properties with respect thereto as the Agent may reasonably request;

ii.          with the delivery of each Reserve Report, the Borrower shall provide to the Agent a certificate from a Responsible Officer certifying that in all material respects: (i) the information contained in the Reserve Report and any other information delivered in connection therewith is true and correct, (ii) the applicable member of the Borrower Group owns good and defensible title to the Oil and Gas Properties evaluated in such Reserve Report and such Properties are free of all Liens except for Liens permitted by Section 10.03, (iii) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take or pay or other prepayments in excess of the volume specified in Section 8.19 with respect to its Oil and Gas Properties evaluated in such Reserve Report which would require any member of the Borrower Group to deliver Hydrocarbons either generally or produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefore, (iv) none of their Oil and Gas Properties have been sold since the date of the previous Reserve Report delivered except as set forth on an exhibit to the certificate, which certificate shall list all of its Oil and Gas Properties sold and in such detail as reasonably required by the Agent, (v) attached to the certificate is a list of all marketing agreements entered into subsequent to the later of the date hereof or the most recently delivered Reserve Report which the Borrower could reasonably be expected to have been obligated to list on Schedule 8.20 or Schedule 8.25 had such agreement been in effect on the date hereof and (vi) all of the Oil and Gas Properties evaluated by such Reserve Report are Mortgaged Properties.

(b)            Annual Financial Statements. Unless the Borrower fails to file SEC reports, then as soon as available, but in any event in accordance with then Applicable Law and not later than one hundred five (105) days after the end of each fiscal year of the Borrower, the Borrower’s audited consolidated balance sheet and related statements of operations, members’ capital and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants approved by the Agent in its reasonable discretion (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied.

(c)            Quarterly Financial Statements. Unless the Borrower fails to file SEC reports, then as soon as available, but in any event in accordance with then Applicable Law and not later than fifty (50) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, the Borrower’s consolidated balance sheet and related statements of operations, shareholders’ capital and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, and if applicable setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

(d)            Certificate of Financial Officer – Compliance. Concurrently with any delivery of financial statements under Section 9.01(b), Section 9.01(c), or Section 9.01(r), a certificate of a Financial Officer in substantially the form of Exhibit K hereto (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 10.01, (iii) setting forth comparative information for prior comparable periods and (iv) stating whether any change in GAAP or in the application thereof has occurred since December 31, 2013, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate.

(e)            Certificate of Financial Officer – Consolidating Information. If, at any time, all of the Consolidated Subsidiaries of the Borrower are not Consolidated Subsidiaries, then concurrently with any delivery of financial statements under Section 9.01(b) or 9.01(c), a certificate of a Financial Officer setting forth consolidating spreadsheets that show all Consolidated Subsidiaries and the eliminating entries, in such form as would be presentable to the auditors of the Borrower.

(f)            Certificate of Insurer – Insurance Coverage. Concurrently with any delivery of financial statements under Section 9.01(b), a certificate of insurance coverage from each insurer with respect to the insurance required by Section 9.07, in form and substance satisfactory to the Agent, and, if requested by the Agent, all copies of the applicable policies.

(g)            Certificate of Accounting Firm – Defaults. Concurrently with any delivery of financial statements under Section 9.01(b), a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any noncompliance by the Borrower of the financial covenants contained in Section 10.01 (which certificate may be limited to the extent required by accounting rules or guidelines).

(h)            Other Accounting Reports. Promptly upon receipt thereof, a copy of each other report or letter submitted to any member of the Borrower Group by independent accountants in connection with any annual, interim or special audit made by them of the books of any member of the Borrower Group, and a copy of any response by the Borrower or any such other member of the Borrower Group or the Board of Directors or similar body of the applicable Borrower Group member, to such letter or report.

(i)            Cash Flow. Within forty-five (45) days after the end of each of Borrower Group’s four fiscal quarters, a current twelve-month cash flow forecast for the Borrower Group as of the end of such fiscal quarter.

(j)            Reports to Members. Promptly after the same become available, copies of all periodic and other reports and materials distributed by the Borrower or any member of the Borrower Group to any of their respective Equity Interest holders.

(k)            Notices Under Material Instruments. Promptly after the furnishing thereof, copies of any financial statement, report or notice furnished to or by any Person pursuant to the terms of any preferred stock designation, indenture, loan or credit or other similar agreement, other than the Loan Documents and not otherwise required to be furnished to the Agent pursuant to any other provision of this Section 9.01.

(l)            Lists of Purchasers. Concurrently with the delivery of any Reserve Report to the Agent pursuant to Section 9.01, a list of all Persons purchasing Hydrocarbons from the Borrower Group.

(m)            Notice of Litigation/Casualty Events. Prompt written notice, and in any event within five Business Days, of the delivery of any demand letter, or the filing of any lawsuit or arbitration proceeding with a potential liability in excess of Twenty Five Thousand Dollars ($25,000), or the occurrence of any Casualty Event or the commencement of any action or proceeding that could reasonably be expected to result in a demand notice, lawsuit, arbitration proceeding, or Casualty Event.

(n)            Information Regarding the Borrower Group. Prompt written notice (and in any event at least thirty (30) days prior thereto) of any change (i) in any member of the Borrower Group’s names or in any trade name used to identify a member of the Borrower Group in the conduct of its business or in the ownership of its Properties, (ii) in the location of any member of the Borrower Group’s Executive Chairman office or principal place of business, (iii) in a member of the Borrower Group’s identity or in the jurisdiction in which such Person is incorporated or formed, (iv) in a member of the Borrower Group’s jurisdiction of formation or such Person’s formation identification number in such jurisdiction of formation, and (v) in a member of the Borrower Group’s federal taxpayer identification number.

(o)            Production Report and Lease Operating Statements. Within thirty (30) days after the end of each calendar month, (i) a report setting forth, for such calendar month, estimates on the volume of production and sales attributable to production for such calendar month from the Oil and Gas Properties, and setting forth the estimated related ad valorem, severance and production taxes and lease operating expenses attributable thereto and incurred for such calendar month, and (ii) a drilling schedule for the next one hundred eighty (180) days for all Oil and Gas Properties which any member of the Borrower Group owns or controls or in which any member of the Borrower Group participates.

(p)            Operating Reports. The Borrower shall prepare and provide to the Agent such reports and other information as the Agent may reasonably request, including, but not limited to the following items on a monthly basis: an unaudited estimate of cash flow, expenditures, and major balance sheet items prepared to Agent’s reasonable satisfaction; copies of the Borrower’s bank account statements; statement of expenses for the preceding month; notice of any material changes with regard to oil and gas prices received, contracts or production expenses, or any material litigation affecting the operation of the Oil and Gas Properties of the Borrower Group.

(q)            Notices of Certain Changes. Promptly, but in any event within three (3) days after the execution thereof, copies of any amendment, modification or supplement to the Charter Documents or any preferred stock designation or any other organic document of any member of the Borrower Group.

(r)            Budget. Within 90 days after the Effective Date, the Borrower shall deliver to the Agent a detailed annual budget and Capital Expenditure Plan for the next three (3) years on a monthly basis, including monthly projected cash flow analysis, quarterly projected consolidating and consolidated balance sheets and quarterly income statements with respect to such three year period, unless specifically waived by the Agent. Thereafter, at least thirty (30) days prior to the beginning of each fiscal year the Borrower shall deliver to the Agent a detailed annual budget and Capital Expenditure program for the next two years including monthly projected cash flow analysis, quarterly projected consolidating and consolidated balance sheets and quarterly income statements with respect to such two year period, unless specifically waived by the Agent.

(s)            Other Disclosures. Promptly, but in any event within one (1) day after the filing thereof, copies of all periodic reports and other reports, proxy statements and other materials filed by any member of the Borrower Group with the SEC or any securities exchange or distributed by any member of the Borrower Group to its Equity Interests owners generally.

(t)            Other Requested Information. Promptly following any request therefore, such other information regarding (i) the operations, business affairs and financial condition of the Borrower or any Subsidiary (including, without limitation, any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA), or (ii) compliance with the terms of this Agreement or any other Loan Document, in each case, as the Agent may reasonably request. Notwithstanding anything to the contrary contained herein, the Borrower and any Subsidiary may provide any of the information required to be provided to the Agent under this Agreement, including but not limited to, any information required to be delivered in accordance with this Section 9.01, in electronic format, including, but not limited to, providing access to a password protected secure extranet website through which such information may be downloaded.

Section 9.02             Notices of Material Events. The Borrower will furnish to the Agent prompt written notice after it has actual knowledge of any of the following:

(a)            the occurrence of any Default or the occurrence of any event that with notice or lapse of time, or both, would constitute an Event of Default;

(b)            the filing or commencement of, or the receipt of a threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against or affecting any member of the Borrower Group not previously disclosed in writing (including in the Schedules hereto) to the Agent or any material adverse development in any action, suit, proceeding, investigation or arbitration previously disclosed to the Agent that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)            the filing or commencement of any action, suit, proceeding, or arbitration by or on behalf of any member of the Borrower Group claiming or asserting damages in favor of any member of the Borrower Group valued in excess of Twenty Five Thousand Dollars ($25,000);

(d)            the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of any member of the Borrower Group in an aggregate amount exceeding Twenty Five Thousand Dollars ($25,000);

(e)            any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 9.02 shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 9.03             Existence; Conduct of Business.

(a)            The Borrower will and will cause each other member of the Borrower Group (other than the Inactive Subsidiary) to do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business and maintain, if necessary, its qualification to do business in each jurisdiction in which its Oil and Gas Properties is located or the ownership of its Properties requires such qualification and will perform and cause to be performed all Material Agreements to which any member of the Borrower Group is a party.

(b)              The Borrower will take all steps necessary to cancel the corporate or company existence of the Inactive Subsidiary, withsuch cancellation to take effect within six months of the Effective Date.  Pending such cancellation, the Borrower will cause the Inactive Subsidiary to continue to (i) have no assets other than nominal amounts of cash; (ii) incur no liabilities; and (iii) have no business operations.

Section 9.04             Payment of Obligations. The Borrower will and will cause each other member of the Borrower Group to pay its obligations (including Tax liabilities of the Borrower and any agreement material to the business or operations of any member of the Borrower Group) before the same shall become delinquent or in default, unless such member of the Borrower Group is disputing such obligations in good faith and has set aside an adequate reserve for such unpaid obligations (except if, notwithstanding such good faith dispute and set aside of adequate reserves, the failure to pay could reasonably be expected to result in a Material Adverse Effect).

Section 9.05             Performance of Obligations under Loan Documents. The Borrower will pay the Loan according to the reading, tenor and effect thereof, and the Borrower will and will cause each other member of the Borrower Group to do and perform every act and discharge all of the obligations to be performed and discharged by them under the Loan Documents, including, without limitation, this Agreement, at the time or times and in the manner specified.

Section 9.06             SEC Reporting. The Borrower will and will cause each other member of the Borrower Group to comply with all periodic reporting requirements of Section 13 of the Securities Exchange Act applicable to any member of the Borrower Group and while the Loans are outstanding the Company will be in full compliance with such periodic reporting obligations

Section 9.07             Operation and Maintenance of Properties. The Borrower, at its own expense, will and will cause each other member of the Borrower Group to:

(a)            operate its Oil and Gas Properties and other material Properties or cause such Oil and Gas Properties and other material Properties to be operated in a good and workmanlike manner in accordance with reasonable prudent operator standards and the practices of the industry and in material compliance with all applicable contracts and agreements and in material compliance with all Applicable Laws, including, without limitation, applicable proration requirements and Environmental Laws, and all applicable laws of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom.

(b)            keep, preserve and maintain all Oil and Gas Properties and any other Property material to the conduct of its business in good repair, working order and condition, ordinary wear and tear excepted.

(c)            promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to its Oil and Gas Properties and will do all other things necessary to keep unimpaired their rights with respect thereto and prevent any forfeiture or termination thereof or default thereunder.

(d)            promptly perform or make reasonable and customary efforts to cause to be performed, in accordance with industry standards, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Oil and Gas Properties and other material Properties.

(e)            do such development work as may be reasonably necessary for the prudent and economical operation of such member of the Borrower Group’s Oil and Gas Properties in accordance with the normal and customary practices of prudent operators in the oil and gas industry, including causing all work to be done that may be appropriate to protect from material diminution the productive capacity of the Oil and Gas Properties and each producing well thereon including, without limitation, cleaning out and reconditioning each well from time to time, plugging and completing at a different level each such well, drilling a substitute well to conform to changed spacing regulations and to protect the Oil and Gas Properties material to the Borrower Group against drainage whenever and as often as is necessary to maintain all leases in accordance with their terms.

Section 9.08              Insurance. The Borrower will, and will cause each other member of the Borrower Group to, maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations but in any event it will maintain at a minimum the types of insurance and in such amounts as reflected on Schedule 8.13. Commencing by the end of the fifth Business Day after the Effective Date, the loss payable clauses or provisions in said insurance policy or policies insuring any of the collateral for the Loans shall be endorsed in favor of and made payable to the Agent, on behalf of the Lenders, as its interests may appear, and such policies shall name the Agent, on behalf of the Lenders, as “additional insured” in respect of liability insurance policies and “lender’s loss payee” with respect to property loss insurance.  Borrower shall deliver at least thirty (30) days prior notice of any policy cancellation to the Agent except in the case of a cancellation resulting from Borrower’s failure to pay premiums or failure to make financing payments in respect of such policy, in which event Borrower shall give at least ten (10) days prior notice of such cancellation.  In addition, in each insurance premium financing contract, the Borrower shall designate Agent as a representative of Borrower to whom the finance company shall deliver at least ten (10) days prior notice of any impending financing default that could lead to cancellation of the insurance policy financed thereby. Upon any such notice from Borrower or a finance company, any Lender shall have the right to pay such premiums or premium finance payments directly to the applicable insurer or premium finance company, in which event (i) the amount so paid shall be added to the principal amount of the Loans hereunder and be treated for all purposes as an additional Loan and each Lender extending such Loan shall have the same rights with respect to such additional Loan as are extended to the Term Loan hereunder and under each of the Loan Documents and (ii) unless waived by Agent, the Borrower shall repay the amount so paid by Lender within ten calendar days of such payment by Lender.

Section 9.09             Books and Records; Inspection Rights. The Borrower will, and will cause each other member of the Borrower Group to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each other member of the Borrower Group to, permit any representatives designated by the Agent, upon reasonable prior notice, to visit and inspect its Properties, to make test verifications of the Accounts, Chattel Paper and Payment Intangibles (as such terms are defined in the Uniform Commercial Code), to examine and make extracts from its books and records, to inspect the Collateral (including, without limitation, the Inventory and Equipment), undertake appraisals of such Properties and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested. at any time and from time to time, upon the Agent’s reasonable request and upon reasonable prior notice and at the expense of the Borrower, the Borrower shall furnish to the Agent reports showing reconciliations, aging and test verifications of, and trial balances for, the Accounts, Chattel Paper and Payment Intangibles, and all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Accounts, Chattel Paper and Payment Intangibles, including, without limitation, all original orders, invoices and shipping receipts.

Section 9.10              Compliance with Laws. The Borrower will, and will cause each other member of the Borrower Group to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 9.11              Environmental Matters.

(a)            The Borrower shall at its sole expense: (i) comply, and shall cause its Properties and operations and each other member of the Borrower Group’s Properties and operations to comply in all material respects with all applicable Environmental Laws; (ii) not dispose of or otherwise release, and shall cause each member of the Borrower not to dispose of or otherwise release, any oil, oil and gas waste, hazardous substance, or solid waste on, under, about or from any of any Property to the extent caused by a member of the Borrower Group’s operations except in compliance with applicable Environmental Laws; (iii) timely obtain or file, and shall cause each other member of the Borrower Group to timely obtain or file, all notices, permits, licenses, exemptions, approvals, registrations or other authorizations, if any, required under applicable Environmental Laws to be obtained or filed in connection with the operation or use of the Properties; (iv) promptly commence and diligently prosecute to completion any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) if any Remedial Work is required or reasonably necessary under applicable Environmental Laws because of or in connection with the actual or suspected past, present or future disposal or other release of any oil, oil and gas waste, hazardous substance or solid waste on, under, about or from any of the Properties; and (v) establish and implement, and shall cause each Subsidiary to establish and implement, such policies of environmental audit and compliance as may be necessary to continuously determine and assure that the Borrower’s obligations under this Section 9.10(a) are timely and fully satisfied.

(b)            The Borrower will promptly, but in no event later than five days of the occurrence of a triggering event, notify the Agent in writing of any threatened action, investigation or inquiry by any Governmental Authority or any threatened demand or lawsuit by any landowner or other third party against any member of the Borrower Group or the Properties of which the Borrower has knowledge in connection with any Environmental Laws (excluding routine testing and corrective action) if the Borrower reasonably anticipates that such action will result in liability (whether individually or in the aggregate) in excess of One Hundred Thousand Dollars ($100,000) not fully covered by insurance (subject to normal deductibles).

(c)            The Borrower will, and will cause each other member of the Borrower Group to, provide environmental audits and tests in accordance with American Society of Testing Materials standards upon request by the Agent and no more than once per year in the absence of any Event of Default (or as otherwise required to be obtained by the Agent or a Lender by any Governmental Authority), in connection with any future acquisitions of Oil and Gas Properties or other Properties.

Section 9.12             Further Assurances.

(a)            The Borrower at its expense will promptly execute and deliver to the Agent all such other documents, agreements and instruments reasonably requested by the Agent to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of the Borrower Group, as the case may be, in the Loan Documents, including the Term Note, the Additional Note, or to further evidence and more fully describe the collateral intended as security for the Indebtedness, or to correct any omissions in this Agreement or the Security Instruments, or to state more fully the obligations secured therein, or to perfect, protect or preserve any Liens created pursuant to this Agreement or any of the Security Instruments or the priority thereof, or to make any recordings, file any notices or obtain any consents, all as may be reasonably necessary or appropriate, in the sole discretion of the Agent, in connection therewith.

(b)            The Borrower hereby authorizes the Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Mortgaged Property without the signature of the Borrower, any other member of the Borrower Group, or any other Guarantor where permitted by law, provided a copy of all such documents shall be furnished to Borrower within twenty (20) Business Days subsequent to filing such documents. a carbon, photographic or other reproduction of the Security Instruments or any financing statement covering the Mortgaged Property or any part thereof shall be sufficient as a financing statement where permitted by law.

Section 9.13             Reserve Reports.

(a)            Prior to the Effective Date, the Borrower shall furnish to the Agent an Initial Reserve Report prepared by one or more Approved Petroleum Engineers effective as of January 31, 2014.

Section 9.14             Title Information.

(a)            On or before the delivery to the Agent of the Reserve Report required by Section 9.12(a), the Borrower will deliver title information in form and substance acceptable to the Agent covering the Oil and Gas Properties evaluated by the Reserve Report, so that the Agent shall have received title information satisfactory to the Agent on all of the Oil and Gas Properties evaluated by the Reserve Report.

(b)            If the Borrower has provided title information for additional Properties under Section 9.13(a), the Borrower shall, within thirty (30) days of notice from the Agent that title defects or exceptions exist with respect to such additional Properties, either (i) cure any such title defects or exceptions (including defects or exceptions as to priority) that are not permitted by Section 10.03 raised by such information, (ii) substitute acceptable Mortgaged Properties with no title defects or exceptions except for Excepted Liens (other than Excepted Liens described in clause (f) of such definition) having an equivalent value or (iii) deliver title information in form and substance acceptable to the Agent so that the Agent shall have received satisfactory title information on all of the value of the Oil and Gas Properties evaluated by the Reserve Report.

Section 9.15              Additional Collateral; Additional Guarantors.

(a)            Promptly after the end of each month, the Borrower shall review the current Mortgaged Properties to ascertain whether all Oil and Gas Properties of the Borrower and its Subsidiaries are Mortgaged Properties. If the Mortgaged Properties do not represent all such Properties, then the Borrower shall, and shall cause its Subsidiaries to, grant to the Agent, on behalf of the Lenders, as security for the Indebtedness a senior Lien interest (subject only to Excepted Liens of the type described in clauses (a) to (e) of the definition thereof, but, in the case of clauses (a) through (e), subject to the provisos at the end of such definition) on additional Oil and Gas Properties not already subject to a Lien of the Security Instruments such that after giving effect thereto, the Mortgaged Properties will represent all such Properties. All such Liens will be created and perfected by and in accordance with the provisions of deeds of trust, security agreements and financing statements or other Security Instruments, all in form and substance reasonably satisfactory to the Agent and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes. In order to comply with the foregoing, if any Subsidiary places a Lien on its Oil and Gas Properties and such Subsidiary is not a Guarantor, then it shall become a Guarantor and comply with Section 9.14(b).

(b)            The Borrower shall promptly cause each other member of the Borrower Group to guarantee the Indebtedness pursuant to a guaranty agreement in form and substance reasonably acceptable to the Agent. In connection with any such guaranty, the Borrower shall, or shall cause each other member of the Borrower Group to: (i) execute and deliver such guaranty agreement, (ii) pledge all of the Equity Interests of each member of the Borrower Group (including, without limitation, delivery of original stock certificates evidencing the Equity Interests of such Person (if any such stock certificates exist), together with an appropriate undated stock power for each certificate duly executed in blank by the registered owner thereof), (iii) grant a Lien in and to all of the Properties of such Person (including, without limitation, the Oil and Gas Properties of such Person) pursuant to the Security Instruments and such other deeds of trust, mortgages, agreements and instruments, in form and substance satisfactory to the Agent, as the Agent may request and (iv) execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Agent.

(c)            The Borrower will at all times cause all of the Properties of the Borrower and its Subsidiaries to be subject to a Lien of the Security Instruments.

(d)            All of the issued and outstanding Equity Interests of each Member of the Borrower Group shall at all times be pledged to the Agent, on behalf of the Lenders, pursuant to the Pledge Agreements or other security agreements acceptable to the Agent.

(e)            Within sixty days after the Effective Date, the Borrower will cause the Delayed Collateral to be subject to first priority, perfected liens, or, only if such is not reasonably feasible, to be subject to such first priority liens as are acceptable to Agent.

Section 9.16             ERISA Compliance. The Borrower will promptly furnish and will cause each other member of the Borrower Group and any ERISA Affiliate to promptly furnish to the Agent (a) promptly after the filing thereof with the United States Secretary of Labor, the Internal Revenue Service or the PBGC, copies of each annual and other report with respect to each Plan or any trust created thereunder, (b) immediately upon becoming aware of the occurrence of any ERISA Event or of any “prohibited transaction,” as described in section 406 of ERISA or in section 4975 of the Code, in connection with any Plan or any trust created thereunder, a written notice signed by the President or the principal Financial Officer, the Borrower’s Subsidiary or the ERISA Affiliate, as the case may be, specifying the nature thereof, what action the Borrower’s Subsidiary or the ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto, and (c) immediately upon receipt thereof, copies of any notice of the PBGC’s intention to terminate or to have a trustee appointed to administer any Plan. With respect to each Plan (other than a Multiemployer Plan), the Borrower will, and will cause each of Borrower’s Subsidiary and ERISA Affiliate to, (i) satisfy in full and in a timely manner, without incurring any late payment or underpayment charge or penalty and without giving rise to any Lien, all of the contribution and funding requirements of section 412 of the Code (determined without regard to subsections (d), (e), (f) and (k) thereof) and of section 302 of ERISA (determined without regard to sections 303, 304 and 306 of ERISA), and (ii) pay, or cause to be paid, to the PBGC in a timely manner, without incurring any late payment or underpayment charge or penalty, all premiums required pursuant to sections 4006 and 4007 of ERISA.

Section 9.17             Additional Equity Investments. Prior to the one hundred and fifty (150) day anniversary of the Effective Date, the Borrower shall have received additional equity investments or subordinated debt (or a combination thereof) totaling a minimum of Seven Hundred Fifty Thousand Dollars ($750,000) on terms acceptable to Agent;

Section 9.18              Stock Grant.

(a)            As consideration for the making of the Loan by the Lenders, in the event any principal amount of the Loans or any accrued and unpaid fees hereunder or any other amounts payable under the Loan Documents are outstanding on such dates, the Borrower agrees to issue and convey to the Lenders unregistered Common Shares as follows (the “Stock Grant”):

i.            60,000 shares on the Effective Date; and

ii.          32,500 shares on the twelve (12) month anniversary of the Effective Date; and

iii.         32,500 shares on the eighteenth (18) month anniversary of the Effective Date; and

iv.         25,000 shares on the twenty-first (21) month anniversary of the Effective Date.

Each such conveyance of Shares shall be apportioned among the Lenders in proportion to the relative size of each Lender’s Commitment Amount, after giving effect to any effective Assignment and Assumption, as reflected in an updated Annex I, with any rounding to be determined by the Agent.

(b)            The Stock Grant shall be subject to the terms and conditions set forth in the form of the Stock Grant Agreement, a form of which is attached hereto as Exhibit H.

(c)            Following payment of the Loans in full, no further Common Shares shall be issued to Lenders.

Section 9.19             Separate Entity. Except as otherwise expressly permitted by this Agreement, the Borrower will and will cause each other member of the Borrower Group to (a) take all necessary steps to maintain its separate entity and records, (b) not commingle any assets or business functions with any other Person, (c) maintain separate financial statements, (d) not assume or guarantee the debts, liabilities or obligations of others, (e) hold itself out to the public and creditors as an entity separate from others, (f) not commit any fraud or misuse of the separate entity legal status or any other injustice or unfairness, (g) not maintain its assets in such a manner that it will be costly or difficult to segregate ascertain or identify its individual assets from those of its partners or Affiliates, (h) not fail to hold appropriate meetings (or act by unanimous written consent) to authorize all appropriate actions, or fail in authorizing such actions, to observe all formalities required by the laws of the jurisdiction of its formation, relating to corporations or limited liability companies, as applicable, or fail to observe all formalities required by its organizational documents, (i) not hold itself out to be responsible for the debts of another Person and (j) not hold itself out as or be considered as a department or division of its shareholders, members, partners, a Subsidiary, an Affiliate, or any other Person.

ARTICLE X
Negative Covenants.

Until the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents have been paid in full, the Borrower will perform, and will cause each of the other members of the Borrower Group (as applicable) to perform all covenants in this Agreement applicable to such Person.

Section 10.01          Capital Expenditures. The Borrower will not and will cause each other member of the Borrower Group not to either make or commit or agree to make any Capital Expenditure (by purchase or Capital Lease or incur costs associated with the exploration and development of any member of the Borrower Group’s Oil and Gas Properties), during the term of the Loans, except in accordance with the Capital Expenditure Plan submitted by the Borrower to the Agent prior to the Effective Date; provided, however, that in the event that GBE’s average net monthly oil and gas production revenues exceed Nine Hundred Thousand Dollars ($900,000) for the trialing two (2) month period, then the Borrower may use up to Five Hundred Thousand Dollars ($500,000) of such revenue to fund its International Projects, provided such International Projects will increase the value of the Borrower Group.

Section 10.02          Debt. Except as set forth on Schedule 10.02, the Borrower will not and will cause each other member of the Borrower Group not to incur, create, assume or suffer to exist any Debt, except:

(a)            Indebtedness arising under the Loan Documents or any guaranty of or suretyship arrangement for the Notes or other Indebtedness arising under the Loan Documents.

(b)            Debt of Borrower and its Affiliates existing on the Effective Date that is reflected in the Financial Statements.

(c)            Accounts payable and accrued expenses, liabilities or other obligations to pay the deferred purchase price of Property or services, from time to time incurred in the ordinary course of business that are being paid in accordance with their agreed terms (or if there are no agreed terms, then not greater than sixty (60) days past the date of receipt of the invoice or delinquent) or that are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP.

(d)            Debt associated with bonds or surety obligations required by all Applicable Laws in connection with the operation of the Oil and Gas Properties.

(e)            Debt incurred in financing Borrower’s insurance policies in the ordinary course of business consistent with historical practice.

Section 10.03          Liens. Except as set forth on Schedule 10.03, neither the Borrower nor any Subsidiary will create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except (a) Liens securing the payment of any Indebtedness and (b) Excepted Liens.

Section 10.04          Restricted Payments. The Borrower will not, and it will not permit the Subsidiaries to, declare or make, or agree to pay, or make, directly or indirectly, any Restricted Payment, return any capital to its partners or members, or make any distribution of its Property to its Equity Interest holders.

Section 10.05           Investments, Loans and Advances. The Borrower will not, and it will not permit any Subsidiary to, make or permit to remain outstanding any Investments in or to any Person, except that the foregoing restriction shall not apply to:

(a)            Investments reflected in the Financial Statements or that are disclosed to the Agent in Schedule 10.05.

(b)            accounts receivable arising in the ordinary course of business.

(c)            direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, in each case maturing within one year from the date of creation thereof.

(d)            commercial paper maturing within one year from the date of creation thereof rated in the highest grade by S&P or Moody’s.

(e)            deposits maturing within one year from the date of creation thereof with, including certificates of deposit issued by, any Lender.

(f)            deposits in money market funds investing exclusively in Investments described in Section 10.05(c), Section 10.05(d) or Section 10.05(e).

Section 10.06          Nature of Business. The Borrower will not allow, and it will cause each of the other members of the Borrower Group not to allow, any material change to be made in the character of its business as an independent oil and gas exploration and production company with oil and gas properties nor to its accounting practices, policies or principles. From and after the Effective Date, the Borrower will not, and it will cause each other member of the Borrower Group not to, acquire or make any other material expenditure (whether such expenditure is capital, operating or otherwise) in or related to, any Oil and Gas Properties not located within the geographical boundaries of Texas without the written consent of the Agent.

Section 10.07           Limitation on Leases. Except as set forth on Schedule 10.07, the Borrower will not allow, and it will cause each of the other members of the Borrower Group  not to, create, incur, assume or suffer to exist any obligation for the payment of rent or hire of Property of any kind whatsoever (real or personal but excluding Capital Leases and leases of Hydrocarbon Interests), under leases or lease agreements which would cause the aggregate amount of all payments made by the Borrower Group pursuant to all such leases or lease agreements, including, without limitation, any residual payments at the end of any lease, to exceed Twenty Five Thousand Dollars ($25,000) in any quarter during the life of such leases without the approval of the Agent.

Section 10.08          Repayment of Outstanding Debt. The Borrower will not, and it will not permit the Subsidiaries to, pay or make, or agree to pay or make, directly or indirectly, any payment of outstanding principal amounts due with respect to any obligations of the Borrower Group to any Person, other than any payments of the principal amounts of the Loans in accordance with the terms of this Agreement.

Section 10.09          Payment of Preferred Returns. The Borrower will not, and it will not permit the Subsidiaries to, pay or make, or agree to pay or make, directly or indirectly, any payment of preferred returns or dividends on any preferred Equity Interests issued by the Borrower Group with respect to any obligations of the Borrower Group to any Person.

Section 10.10          Sale and Leasebacks. The Borrower will not, and it will cause each other member of the Borrower Group not to, enter into any arrangement, directly or indirectly, with any Person whereby any member of the Borrower Group shall sell or transfer any of its Property, whether now owned or hereafter acquired, and whereby any member of the Borrower Group shall then or thereafter rent or lease such Property or any part thereof or other Property that any member of the Borrower Group intends to use for substantially the same purpose or purposes as the Property sold or transferred.

Section 10.11          Proceeds of Loans. The Borrower will not permit the proceeds of the Loans to be used for any purpose other than those permitted by Section 8.22. Neither the Borrower nor any Person acting on behalf of the Borrower has taken or will take any action which might cause any of the Loan Documents to violate Regulations T, U or X or any other regulation of the Board or to violate Section 7 of the Exchange Act or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect. If requested by the Agent, the Borrower will furnish to the Agent a statement to the foregoing effect in conformity with the requirements of FR Form U-1 or such other form referred to in Regulation U, Regulation T or Regulation X of the Board, as the case may be.

Section 10.12           ERISA Compliance. The Borrower will not, and it will cause each other member of the Borrower Group not to, at any time:

(a)            engage in, or permit any ERISA Affiliate to engage in, any transaction in connection with which any member of the Borrower Group or any ERISA Affiliate could be subjected to either a civil penalty assessed pursuant to subsections (c), (i) or (l) of section 502 of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code.

(b)            terminate, or permit any ERISA Affiliate to terminate, any Plan in a manner, or take any other action with respect to any Plan, which could result in any liability of any member of the Borrower Group or any ERISA Affiliate to the PBGC.

(c)            fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or Applicable Law, any member of the Borrower Group or any ERISA Affiliate is required to pay as contributions thereto.

(d)            permit to exist, or allow any ERISA Affiliate to permit to exist, any accumulated funding deficiency within the meaning of section 302 of ERISA or section 412 of the Code, whether or not waived, with respect to any Plan.

(e)            permit, or allow any ERISA Affiliate to permit, the actuarial present value of the benefit liabilities under any Plan maintained by any member of the Borrower Group or any ERISA Affiliate which is regulated under Title IV of ERISA to exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities. The term “actuarial present value of the benefit liabilities” shall have the meaning specified in section 4041 of ERISA.

(f)            contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to, any Multiemployer Plan.

(g)            acquire, or permit any ERISA Affiliate to acquire, an interest in any Person that causes such Person to become an ERISA Affiliate with respect to the Borrower or a Subsidiary or with respect to any ERISA Affiliate of any member of the Borrower Group if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (i) any Multiemployer Plan, or (ii) any other Plan that is subject to Title IV of ERISA under which the actuarial present value of the benefit liabilities under such Plan exceeds the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities.

(h)            incur, or permit any ERISA Affiliate to incur, a liability to or on account of a Plan under sections 515, 4062, 4063, 4064, 4201 or 4204 of ERISA.

(i)            contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to, any employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without any material liability.

(j)            amend, or permit any ERISA Affiliate to amend, a Plan resulting in an increase in current liability such that any member of the Borrower Group or any ERISA Affiliate is required to provide security to such Plan under section 401(a)(29) of the Code.

Section 10.13          Sale or Discount of Receivables. Except for receivables obtained by any member of the Borrower Group in the settlement of joint interest billing accounts in the ordinary course of business or discounts granted to settle collection of accounts receivable or the sale of defaulted accounts arising in the ordinary course of business in connection with the compromise or collection thereof and not in connection with any financing transaction, Borrower will ensure that neither it nor any other member of the Borrower Group will discount or sell (with or without recourse) any of its notes receivable or accounts receivable.

Section 10.14          Mergers, Etc. Neither the Borrower nor any other member of the Borrower Group will merge into or with or consolidate with any other Person, or sell, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property to any other Person.

Section 10.15          Acquisitions. Neither the Borrower nor any Subsidiary shall make or permit any acquisition without the prior written consent of the Agent.

Section 10.16          Sale or Transfer of Properties. The Borrower will not, and will cause each other member of the Borrower Group not to, sell, assign, farm-out, convey or otherwise transfer (including through the sale of a production payment or overriding royalty interest) any Property except for (a) the sale of Hydrocarbons in the ordinary course of business; and (b) the sale or transfer of equipment that is no longer necessary for the business of the Borrower or such other member of the Borrower Group or is replaced by equipment of at least comparable value and use.

Section 10.17          Environmental Matters. The Borrower will not, and it will cause each other member of the Borrower Group not to, cause or permit any of its Property to be in violation of, or do anything or permit anything to be done which will subject any such Property to any Remedial Work under any Environmental Laws, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to such Property where such violations or remedial obligations could reasonably be expected to have a Material Adverse Effect.

Section 10.18          Transactions with Affiliates. The Borrower will not, and it will cause each other member of the Borrower Group not to, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property or the rendering of any service, with any other member of the Borrower Group (other than the Guarantors) unless such transactions are otherwise permitted under this Agreement (including, without limitation, Section 10.05), in the ordinary course of business of the Borrower or any other member of the Borrower Group and are upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate or Subsidiary and do not subject any member of the Borrower Group to cost, expenses or liabilities in an amount greater than Fifty Thousand Dollars ($50,000) during any twelve (12)-month period.

Section 10.19           Modifications of Indebtedness, Charter Documents; Material Agreements and Certain Other Agreements; Etc. The Borrower will not, and it will cause each other member of the Borrower Group not to, without the prior written consent of the Agent, (a) enter into, materially amend or modify, or release or terminate any Material Agreement, (b) make any payment, prepayment, redemption, defeasance, sinking fund payment or repurchase of any outstanding Indebtedness as a result of any asset sale, Change in Control, issuance and sale of debt or equity securities or similar event, or give any notice with respect to any of the foregoing, (c) except on the Effective Date pursuant to the Transactions, amend, modify or otherwise change its Charter Documents, including, without limitation, by the filing or modification of any certificate of designation, or any agreement or arrangement entered into by it, with respect to any of its Equity Interest (including any shareholders’ agreement), or enter into any new agreement with respect to any of its Equity Interest, except any such amendments, modifications or changes or any such new agreements or arrangements pursuant to this clause (c) that either individually or in the aggregate, could not be detrimental to this Agreement, (d) change any agreement with management of any member of the Borrower Group, (e) enter into or materially amend or modify any other contract or agreement that involves an individual commitment from such Person of more than Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate in any twelve month period or (f) file any tax report or return of any member of the Borrower Group in any name other than its complete and correct legal name.  No provision in this Section 10.19 or elsewhere in this Agreement shall be read to restrict Borrower from taking the steps necessary, including amending charter documents, to issue Common Shares.

Section 10.20          Subsidiaries. The Borrower will not, and it will cause each other member of the Borrower Group not to, create or acquire any additional Subsidiary unless the Borrower gives written notice to the Agent of such creation or acquisition and complies with Section 9.14(b). The Borrower will not, and it will cause each other member of the Borrower Group not to, sell, assign or otherwise dispose of any Equity Interests in any Subsidiary. The Borrower will not, and it will cause each other member of the Borrower Group not to, have any Subsidiaries that are organized under the laws other than the United States of America or any state thereof or the District of Columbia.

Section 10.21          Negative Pledge Agreements. The Borrower will not, and it will cause each other member of the Borrower Group not to, create, incur, assume or suffer to exist any contract, agreement or understanding (other than the Loan Documents) that in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property in favor of the Agent and the Lenders or restricts any Subsidiary from paying dividends or making distributions to the Borrower or any Guarantor, or which requires the consent of or notice to other Persons (except the Agent and the Lenders) in connection therewith, except such contract, agreement or understanding to which any member of the Borrower Group is a party set forth on Schedule 8.03 with respect to which written approval or consent from the required other parties thereto has heretofore been obtained.

Section 10.22           Gas Imbalances, Take-or-Pay or Other Prepayments. The Borrower will not, and it will cause each other member of the Borrower Group not to, allow gas imbalances, take-or-pay or other prepayments with respect to the Oil and Gas Properties of the Borrower Group that would require the Borrower Group to deliver Hydrocarbons at some future time without then or thereafter receiving full payment therefore to exceed 5,000 mcf of gas (on an mcf equivalent basis) in the aggregate.

Section 10.23          Swap Agreements. The Borrower will not, and will not permit any other member of the Borrower Group to, enter into any Swap Agreements with any Person without the prior written consent of the Agent.

Section 10.24          Certain Activities. The Borrower shall not, and it shall cause each other member of the Borrower Group not to, without the written consent of the Agent, (a) take any action not in the ordinary course of the business of any member of the Borrower Group Subsidiary, (b) file or settle any litigation or arbitral proceedings, or release claim, for amount in excess of One Hundred Thousand ($100,000) in the aggregate, (c) either singly or jointly, directly or indirectly, commence, join any other Person in commencing, or authorize a trustee or other Person acting on its behalf or on behalf of others to commence, any voluntary bankruptcy, reorganization, arrangement, insolvency, liquidation, or receivership under the laws of the United States or any state thereof, or (d) make a general assignment for the benefit of its creditors.

Section 10.25          Intentionally Omitted.

Section 10.26          Deposit Accounts. The Borrower shall not and shall not cause or permit each other member of the Borrower Group to directly or indirectly open new deposit accounts or lockboxes unless such member of the Borrower Group shall have delivered to the Agent appropriate Account Control Agreements satisfactory to the Agent.

ARTICLE XI
Events of Default; Remedies.

Section 11.01           Events of Default. One or more of the following events shall constitute an “Event of Default”:

(a)            the Borrower shall fail to pay the principal amount of either the Term Loan or the Additional Loan when and as the same shall become due and payable, whether at the Maturity Date or at a date fixed for prepayment thereof or otherwise.

(b)            the Borrower shall fail to pay any interest on any Loan, any fee or any other amount (other than an the referred to in Section 11.01(a)) payable under any Loan Document, when and as the same shall become due and payable.

(c)            any representation or warranty made or deemed made by or on behalf of any member of the Borrower Group in or in connection with any Loan Document or any amendment or modification of any Loan Document or waiver under such Loan Document, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect when made or deemed made, and such misrepresentation shall continue unremedied for a period of ten calendar days after the earlier of (1) receipt by Borrower of notice from Agent of the foregoing or (2) actual knowledge of the foregoing on the part of any officer of any member of the Borrower Group.

(d)            (i) any member of the Borrower Group shall fail to observe or perform any covenant, condition or agreement contained in Article IX or any material covenant, condition or agreement not otherwise addressed in this Section 11.01, and such failure shall continue unremedied for a period of ten calendar days after the earlier of (1) receipt by Borrower of notice from Agent of the foregoing or (2) actual knowledge of the foregoing on the part of any officer of any member of the Borrower Group.

(ii) any member of the Borrower Group shall fail to observe or perform any covenant, condition or agreement contained in Article X; provided, that with respect to such a failure with respect to Sections 10.03, 10.12, and 10.17, such failure shall continue unremedied for a period of ten calendar days after the earlier of (1) receipt by Borrower of notice from Agent of the foregoing or (2) actual knowledge of the foregoing on the part of any officer of any member of the Borrower Group.

(e)            any of the Borrower’s Subsidiaries shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 11.01(a), Section 11.01(b) or Section 11.01(d)) or any other Loan Document, and such failure shall continue unremedied for a period of ten calendar days after the earlier of (1) receipt by Borrower of notice from Agent of the foregoing or (2) actual knowledge of the foregoing on the part of any officer of any member of the Borrower Group.

(f)            the Borrower shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Debt, when and as the same shall become due and payable, subject to all applicable grace periods contained therein.

(g)            any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the Redemption thereof or any offer to Redeem to be made in respect thereof, prior to its scheduled maturity or any event or condition requires the Borrower or any Subsidiary to make an offer in respect thereof.

(h)            an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any member of the Borrower Group or their respective debts, or of a substantial part of its respective assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any member of the Borrower Group Subsidiary for a substantial part of its respective assets, and, in any such case, such proceeding or petition shall continue undismissed and unstayed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered.

(i)            any member of the Borrower Group shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 11.01(h), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such member of the Borrower Group or for a substantial part of any such Person’s assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing.

(j)            any member of the Borrower Group shall become unable, admit in writing its inability or fail generally to pay its debts as they become due.

(k)            one or more judgments not covered by insurance for the payment of money in an aggregate amount in excess of Two Hundred Fifty Thousand Dollars ($250,000) shall be rendered any member of the Borrower Group or any combination thereof and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of a member of the Borrower Group to enforce any such judgment.

(l)            the Loan Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against any member of the Borrower Group party thereto or shall be repudiated by any of them, or cease to create a valid and perfected Lien of the priority required thereby on any of the collateral purported to be covered thereby, except to the extent permitted by the terms of this Agreement, or the Borrower or a Subsidiary shall so state in writing.

(m)            a Change in Control shall occur.

(n)            With the exception of an oil and gas exploration and production joint venture in the Borrower’s Namibia oil and gas properties and interests, and/or a full or partial sale of the Borrower’s oil and gas properties or interests in Namibia, a member of the Borrower Group shall sell any of the Oil and Gas Properties during the term of this Agreement.

Section 11.02           Remedies.

(a)            In the case of an Event of Default other than one described in Section 11.01(h), Section 11.01(i) or Section 11.01(j), at any time thereafter during the continuance of such Event of Default, the Agent may, by notice to the Borrower, declare the Notes and the Loans then outstanding to be due and payable in whole, and thereupon the principal of the Loans, together with accrued interest thereon, and all fees and other obligations of the Borrower and the Guarantors accrued hereunder and under the Notes and the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor; and in case of an Event of Default described in Section 11.01(h), Section 11.01(i) or Section 11.01(j), the Notes and the principal amount of the Loans then outstanding, together with accrued interest thereon and all fees and the other obligations of the Borrower and the Guarantors accrued hereunder and under the Notes and the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor.

(b)            All proceeds realized from the liquidation or other disposition of collateral or otherwise received after maturity of the Notes, whether by acceleration or otherwise, shall be applied: first, to reimbursement of expenses and indemnities provided for in this Agreement and the Security Instruments; second, to accrued interest on the Notes; third, to fees; fourth, pro rata to principal outstanding on the Notes, Indebtedness referred to in clause (b) of the definition of “Indebtedness” owing to a Lender or an Affiliate of a Lender; and fifth, and any excess shall be paid to the Borrower or as otherwise required by any Applicable Law.

Section 11.03          Disposition of Proceeds. The Security Instruments contain an assignment by the Borrower and/or the Guarantors unto and in favor of the Agent, on behalf of the Lenders, of all of the Borrower’s or each Guarantor’s interest in and to production and all proceeds attributable thereto which may be produced from or allocated to the Mortgaged Property. The Security Instruments further provide in general for the application of such proceeds to the satisfaction of the Indebtedness and other obligations described therein and secured thereby. Notwithstanding the assignment contained in such Security Instruments, until the occurrence of an Event of Default, the Agent and the Lenders agrees that they will neither notify the purchaser or purchasers of such production nor take any other action to cause such proceeds to be remitted to the Agent or the Lenders, but the Agent and Lenders will instead permit such proceeds to be paid to the Borrower or its Subsidiaries.

ARTICLE XII
The Agent

Section 12.01          Appointment; Powers.  Each of the Lenders hereby irrevocably appoints the Agent as its agent and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Section 12.02           Duties and Obligations of Agent.  The Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, (a) the Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except as provided in Section 12.03, and (c) except as expressly set forth herein, the Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the entity serving as Agent or any of its Affiliates in any capacity.  The Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Agent by the Borrower or a Lender, and shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or under any other Loan Document or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article VII or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent or as to those conditions precedent expressly required to be to the Agent’s satisfaction, (vi) the existence, value, perfection or priority of any collateral security or the financial or other condition of the Borrower Group or any other obligor or guarantor, or (vii) any failure by the Borrower or any other Person (other than itself) to perform any of its obligations hereunder or under any other Loan Document or the performance or observance of any covenants, agreements or other terms or conditions set forth herein or therein.

Section 12.03          Action by Agent.  The Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Agent is required to exercise in writing as directed by the Lenders and in all cases the Agent shall be fully justified in failing or refusing to act hereunder or under any other Loan Documents unless it shall (a) receive written instructions from the Lenders specifying the action to be taken and (b) be indemnified and defended to its satisfaction by the Lenders against any and all liability and expenses which may be incurred by it by reason of taking or continuing to take any such action.  The instructions as aforesaid and any action taken or failure to act pursuant thereto by the Agent shall be binding on all of the Lenders.  If a Default has occurred and is continuing, then the Agent shall take such action with respect to such Default as shall be directed by the Lenders in the written instructions (with indemnities) described in this Section 12.03, provided that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders.  In no event, however, shall the Agent be required to take any action which exposes the Agent to liability or which is contrary to this Agreement, the Loan Documents or applicable law.  The Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Lenders, and otherwise the Agent shall not be liable for any action taken or not taken by it hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith INCLUDING ITS OWN ORDINARY NEGLIGENCE, except for its own gross negligence or willful misconduct.

Section 12.04           Reliance by Agent.  The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon and each of the Borrower and the Lenders hereby waives the right to dispute the Agent’s record of such statement, except in the case of gross negligence or willful misconduct by the Agent.  The Agent may consult with legal counsel, independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.  The Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof permitted hereunder shall have been filed with the Agent.

Section 12.05           Subagents.  The Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Agent.  The Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding Sections of this Article XII shall apply to any such subagent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

Section 12.06          Resignation of Agent.  Subject to the appointment and acceptance of a successor Agent as provided in this Section 12.06, the Agent may resign at any time by notifying the Lenders and the Borrower.  Upon any such resignation, the Lenders shall have the right, in consultation with the Borrower, to appoint a successor.  If no successor shall have been so appointed by the Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent.  Upon the acceptance of its appointment as the Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the Agent’s resignation hereunder, the provisions of this Article XII and Section 13.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

Section 12.07           Agents as Lenders.  The party serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent, and such party and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Agent hereunder.

Section 12.08           No Reliance.  Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and each other Loan Document to which it is a party.  Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder.  The Agent shall not be required to keep itself informed as to the performance or observance by the Borrower or any of its Subsidiaries of this Agreement, the Loan Documents or any other document referred to or provided for herein or to inspect the Properties or books of the Borrower or its Subsidiaries.  Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Agent hereunder, neither the Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower (or any of its Affiliates) which may come into the possession of such Agent or any of its Affiliates.  In this regard, each Lender acknowledges that Gardere Wynne Sewell LLP is acting in this transaction as special counsel to the Agent only, except to the extent otherwise expressly stated in any legal opinion or any Loan Document.  Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein.

Section 12.09          Authority of Agent to Release Collateral and Liens.  Each Lender hereby authorizes the Agent to release any collateral that is permitted to be sold or released pursuant to the terms of the Loan Documents.  Each Lender hereby authorizes the Agent to execute and deliver to the Borrower, at the Borrower’s sole cost and expense, any and all releases of Liens, termination statements, assignments or other documents reasonably requested by the Borrower in connection with any sale or other disposition of Property to the extent such sale or other disposition is permitted by the terms of Section 10.13 or is otherwise authorized by the terms of the Loan Documents.

ARTICLE XIII

ARTICLE XIV
Miscellaneous.

Section 14.01           Notices.

(a)            Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 13.01(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

if to the Borrower:

Hydrocarb Energy Corporation
800 Gessner, Suite 375
Houston, TX 77024
Attention: Charles Dommer
Facsimile: 713.970.1591
Email: cdommer@hydrocarb.com

With a copy to (which copy shall not constitute notice):

James Wes Christian
Christian, Smith & Jewell, L.L.P.
2302 Fannin, Suite 500
Houston, TX 77002
Facsimile: 713.659.7641
Email: jchristian@csj-law.com

i.            if to the Agent:

Shadow Tree Capital Management LLC
7 Renaissance Square, 5th Floor
White Plains, NY 10601
Attention: Eric Keiter
Facsimile:
Email: ekeiter@shadowtreecapital.com

With a copy to (which copy shall not constitute notice):

Marino Partners LLP
15 Fisher Lane, Suite. 200
White Plains, NY 10528
Attention: Alexandra Lyras
Facsimile: 914.368.4527
Email: alyras@marinollp.com

(b)            Notices and other communications to the Agent and Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Agent; provided that the foregoing shall not apply to notices pursuant to Article II, Article III, Article IV and Article V unless otherwise agreed by the affected Lender. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)            Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. all notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 14.02           Waivers; Amendments.

(a)            No amendment or waiver of any provision of this Agreement, and no consent to any departure by the Borrower or its Subsidiaries therefrom, shall in any event be effective unless the same shall be in writing and signed by the Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall (i) increase the Commitment Amount of any Lender, reduce the principal of, or interest on the Loans payable to any Lender, reduce the amount of any fee payable for the account of any Lender, or postpone or extend any date fixed for any payment of principal of, or interest or fees on the Loans payable to any Lender, in each case without the written consent of any Lender affected thereby, (ii) increase the aggregate of the Commitment Amounts without the written consent of each Lender, (iii) release all or a substantial portion of the Collateral (except as otherwise provided in this Agreement and the other Loan Documents), subordinate any Lien granted in favor of the Agent for the benefit of the Lenders, or release the Borrower or any Guarantor (except as otherwise provided in this Agreement and the other Loan Documents) or (iv) amend this Section 13.02, in each case, without the written consent of each Lender.  Notwithstanding the foregoing, no amendment, waiver or consent shall, unless in writing and signed by the Agent, affect the rights or duties of the Agent under this Agreement or the other Loan Documents.

(b)            Neither this Agreement nor any provision hereof nor any Security Instrument nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Agent.

Section 14.03          Expenses, Indemnity; Damage Waiver.

(a)            The Borrower shall pay (i) all out-of-pocket expenses incurred by the Agent, the Lenders and their Affiliates, including, without limitation, the fees, charges and disbursements of counsel and other outside consultants for the Agent and the Lenders, the actual commercial airline travel, photocopy, mailing, courier, telephone and other similar expenses, and the cost of environmental audits and surveys and appraisals, in connection with the ongoing enforcement and performance of the credit facilities provided for herein as the Agent deems appropriate, the preparation, negotiation, execution, delivery and administration (both before and after the execution hereof and including advice of counsel to the Agent and the Lenders as to the rights and duties of the Agent and the Lenders with respect thereto) of this Agreement and the other Loan Documents and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all costs, expenses, Taxes, assessments and other charges incurred by the Agent and the Lenders in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any Security Instrument or any other document referred to therein, (iii) all out-of-pocket expenses incurred by the Agent and the Lenders, including the fees, charges and disbursements of any counsel for any the Agent and the Lenders in connection with the enforcement or protection of any of their rights in connection with this Agreement or any other Loan Document, including its rights under this Section 13.03, including, without limitation, all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loan and any appraisal costs incurred by the Agent and the Lenders.

(b)            THE BORROWER SHALL INDEMNIFY AND DEFEND THE AGENT, THE LENDERS, AND EACH RELATED PARTY OF THE AGENT AND THE LENDERS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE, INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (i) THE EXECUTION OR DELIVERY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OR THE PARTIES TO ANY OTHER LOAN DOCUMENT OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR BY ANY OTHER LOAN DOCUMENT, (ii) THE FAILURE OF ANY OF THE BORROWER GROUP TO COMPLY WITH THE TERMS OF ANY LOAN DOCUMENT, INCLUDING THIS AGREEMENT, OR WITH ANY APPLICABLE LAW, (iii) ANY INACCURACY OF ANY REPRESENTATION OR ANY BREACH OF ANY WARRANTY OR COVENANT OF THE BORROWER OR ANY GUARANTOR SET FORTH IN ANY OF THE LOAN DOCUMENTS OR ANY INSTRUMENTS, DOCUMENTS OR CERTIFICATIONS DELIVERED IN CONNECTION THEREWITH, (iv) ANY LOAN OR THE USE OF THE PROCEEDS THEREFROM, (v) ANY OTHER ASPECT OF THE LOAN DOCUMENTS, (vi) THE OPERATIONS OF THE BUSINESS OF THE BORROWER GROUP BY THE BORROWER GROUP, (vii) ANY ASSERTION THAT THE AGENT OR LENDERS WAS NOT ENTITLED TO RECEIVE THE PROCEEDS RECEIVED PURSUANT TO THE SECURITY INSTRUMENTS, (viii) ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER GROUP OR ANY OF THEIR PROPERTIES, INCLUDING WITHOUT LIMITATION, THE PRESENCE, GENERATION, STORAGE, RELEASE, THREATENED RELEASE, USE, TRANSPORT, DISPOSAL, ARRANGEMENT OF DISPOSAL OR TREATMENT OF OIL, OIL AND GAS WASTES, SOLID WASTES OR HAZARDOUS SUBSTANCES ON ANY OF THEIR PROPERTIES, (ix) THE BREACH OR NON-COMPLIANCE BY THE BORROWER OR ITS SUBSIDIARIES WITH ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ITS SUBSIDIARIES, (x) THE PAST OWNERSHIP BY THE BORROWER AND ITS SUBSIDIARIES OF ANY OF THEIR PROPERTIES OR PAST ACTIVITY ON ANY OF THEIR PROPERTIES WHICH, THOUGH LAWFUL AND FULLY PERMISSIBLE AT THE TIME, COULD RESULT IN PRESENT LIABILITY, (xi) THE PRESENCE, USE, RELEASE, STORAGE, TREATMENT, DISPOSAL, GENERATION, THREATENED RELEASE, TRANSPORT, ARRANGEMENT FOR TRANSPORT OR ARRANGEMENT FOR DISPOSAL OF OIL, OIL AND GAS WASTES, SOLID WASTES OR HAZARDOUS SUBSTANCES ON OR AT ANY OF THE PROPERTIES OWNED OR OPERATED BY THE BORROWER AND ITS SUBSIDIARIES OR ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE BORROWER OR ITS SUBSIDIARIES, (xii) ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE BORROWER GROUP, OR (xiii) ANY OTHER ENVIRONMENTAL, HEALTH OR SAFETY CONDITION IN CONNECTION WITH THE LOAN DOCUMENTS, OR (xiv) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, AND SUCH INDEMNITY SHALL EXTEND TO EACH INDEMNITEE NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND OR CHARACTER WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING WITHOUT LIMITATION, ALL TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS OF ONE OR MORE OF THE INDEMNITEES OR BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNITEES; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR BAD FAITH OF SUCH INDEMNITEE.

(c)            To the extent permitted by Applicable Law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, the Loan or the use of the proceeds thereof.

(d)            All amounts due under this Section 13.03 shall be payable promptly after written demand therefor.

Section 14.04           Successors and Assigns.

(a)            The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)            The Borrower may not assign any of its rights or interest in this Agreement or any other Loan Documents in whole or in part, except as expressly permitted by this Agreement.

(c)            Each Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 13.04(c) shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 14.05           Survival; Revival; Reinstatement.

(a)            All covenants, agreements, representations and warranties made by the Borrower and its Subsidiaries herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of the Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agent and Lenders may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on the Loans or any fee or any other amount payable under this Agreement is outstanding and unpaid. The provisions of Section 5.01, Section 5.02 and Section 13.03 and Article XII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment or assignment of the Loans, or the termination of this Agreement, any other Loan Document or any provision hereof or thereof.

(b)            To the extent that any payments on the Indebtedness or proceeds of any collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Indebtedness so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Agent’ and Lenders’ Liens, security interests, rights, powers and remedies under this Agreement and each Loan Document shall continue in full force and effect. In such event, each Loan Document shall be automatically reinstated and the Borrower shall take such action as may be reasonably requested by the Agent to effect such reinstatement.

Section 14.06           Counterparts; Integration; Effectiveness.

(a)            This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

(b)            This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Agent and the Lenders constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. This Agreement and the other Loan Documents represent the final agreement among the parties hereto and thereto and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

(c)            Except as provided in Section 7.01, this Agreement shall become effective when it shall have been executed by the Agent and the Lenders (by the Agent) and when the Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 14.07           Severability. Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 14.08          Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (of whatsoever kind, including, without limitations obligations under Swap Agreements) at any time owing by such Lender or Affiliate to or for the credit or the account of any member of the Borrower Group against any of and all the obligations of any member of the Borrower Group owed to such Lender now or hereafter existing under this Agreement or any other Loan Document, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section 13.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender or its Affiliates may have.

Section 14.09          GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS.

(a)            THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK EXCEPT TO THE EXTENT THAT UNITED STATES FEDERAL LAW PERMITS ANY LENDER TO CONTRACT FOR, CHARGE, RECEIVE, RESERVE OR TAKE INTEREST AT THE RATE ALLOWED BY THE LAWS OF THE STATE WHERE SUCH LENDER IS LOCATED.

(b)            ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THE LOAN DOCUMENTS SHALL BE BROUGHT IN THE STATE AND FEDERAL COURTS LOCATED IN WESTCHESTER COUNTY, NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HEREBY ACCEPTS FOR ITSELF AND (TO THE EXTENT PERMITTED BY LAW) IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS. THIS SUBMISSION TO JURISDICTION IS NON-EXCLUSIVE AND DOES NOT PRECLUDE A PARTY FROM OBTAINING JURISDICTION OVER ANOTHER PARTY IN ANY COURT OTHERWISE HAVING JURISDICTION.

(c)            EACH PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PERSON AT THE ADDRESS SPECIFIED IN SECTION 13.01, SUCH SERVICE TO BECOME EFFECTIVE UPON SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE AGENT OR ANY LENDER OR ANY HOLDER OF A NOTE OR BORROWER OR ANY OTHER MEMBER OF THE BORROWER GROUP TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE LENDERS OR ANY HOLDER OF A NOTE TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE BORROWER OR ANY MEMBER OF THE BORROWER GROUP IN ANY OTHER JURISDICTION.

(d)            EACH PARTY HEREBY (i) IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN; (ii) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; (iii) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OF COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (iv) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 13.09.

Section 14.10           Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 14.11           Confidentiality. Each of the Lenders and the Agent agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ and Subsidiaries’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by Applicable Laws or by any subpoena or similar legal process, (d) to any other party to this Agreement or any other Loan Document, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 13.11, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 13.11, (ii) becomes available to the Agent or any Lender on a non-confidential basis from a source other than the Borrower or an Affiliate or (iii) is required to be disclosed by law. For the purposes of this Section 13.11, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower, its Affiliates and the Subsidiaries and their businesses, other than any such information that is available to the Agent or any Lender on a non-confidential basis prior to disclosure by the Borrower, its Affiliates or a Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section 13.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 14.12           Interest Rate Limitation. It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it. accordingly, if the transactions contemplated hereby would be usurious as to any Lender under laws applicable to it (including the laws of the United States of America and the States of New York or any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Note, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under Applicable Law with respect to any Lender that is contracted for, taken, reserved, charged or received by such Lender under any of the Loan Documents or agreements or otherwise in connection with the Notes shall under no circumstances exceed the maximum amount allowed by such Applicable Law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded by such Lender to the Borrower); and (ii) if the maturity of the Notes is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under Applicable Law may never include more than the maximum amount allowed by such Applicable Law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded by such Lender to the Borrower). all sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated and spread throughout the stated term of the Loan evidenced by the Note until payment in full so that the rate or amount of interest on account of the Loan hereunder does not exceed the maximum amount allowed by such Applicable Law. If at any time and from time to time (i) the amount of interest payable to any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Lender pursuant to this Section 13.12 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at the Highest Lawful Rate applicable to such Lender, then the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Lender until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section 13.12.

Section 14.13           EXCULPATION PROVISIONS. EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY. EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”

Section 14.14          Assignments and Participations.

(a)            Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Agent (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 13.14. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in Section 13.14(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)            Conditions to Lenders Assignment.

i.            Subject to the conditions set forth in Section 13.14(b)(ii), a Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it) without the prior written consent of the Borrower.

ii.          Assignments shall be subject to the following conditions:

(A)	except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment Amount, the Commitment Amount of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent) shall not be less than $200,000 unless the Agent otherwise consents;

(B)	each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)	the parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with any such processing and recordation fee as Agent may require (it being recognized that the Borrower shall not be responsible for such processing and recordation fee).

iii.         Subject to Section 13.14(b)(iv) and the acceptance and recording thereof, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 5.01, Section 5.02 and Section 13.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.14 shall be treated for purposes of this Agreement as a sale by the Lender of a participation in such rights and obligations in accordance with Section 13.14(c).

iv.        The Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the principal amount of the Loans owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice. In connection with any changes to the Register, if necessary, the Agent will reflect the revisions on Annex I attached hereto and forward a copy of such revised Annex I to the Borrower and each other Lender.

v.          Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, any processing and recordation fee as referred to in Section 13.14(b) and any written consent to such assignment required by Section 13.14(b), the Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 13.14(b).

(c)            Participation.

(i)         Any Lender may, without the consent of the Borrower, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Loans owing to it); provided that (i) the Lender’s obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, and any other Lender shall continue to deal solely and directly with the selling Lender in connection with such selling Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which the Lender sells such a participation shall provide that the Lenders shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that the Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to Section 13.02 that affects such Participant.  In addition such agreement must provide that the Participant be bound by the provisions of Section 13.03.  Subject to Section 13.14(c)(ii), the Borrower agrees that each Participant shall be entitled to the benefits of Section 5.01 and Section 5.02 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 13.14(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.08 as though it were a Lender.

(ii)            A Participant shall not be entitled to receive any greater payment under Section 5.01 or Section 5.02 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.

(d)            Pledge of Lender’s Rights.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 13.14(d) shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 14.15          No Third Party Beneficiaries. This Agreement, the other Loan Documents, and the agreement of the Lenders to make the Loans hereunder are solely for the benefit of the Borrower, and no other Person (including, without limitation, any obligor, contractor, subcontractor, supplier or materialsman) shall have any rights, claims, remedies or privileges hereunder or under any other Loan Document against the Agent or the Lenders for any reason whatsoever. There are no third party beneficiaries.

Section 14.16           USA Patriot Act Notice. The Agent and Lenders hereby notify the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Agent and Borrowers to identify the Borrower in accordance with the Act.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the Effective Date.

BORROWER:	HYDROCARB ENERGY CORPORATION

		By:	/s/ Kent Watts
Name: Kent Watts
Title: Executive Chairman

AGENT:	SHADOW TREE CAPITAL MANAGEMENT, LLC

		By:	/s/ Eric H. Keiter
Name: Eric H. Keiter
Title: Principal

LENDER:	SHADOW TREE FUNDING VEHICLE A—HYDROCARB LLC
	By:	Shadow Tree Capital Management LLC, its Investment Manager

		By:	/s/ Eric H. Keiter
Name: Eric H. Keiter
Title: Principal

LENDER:	QUINTIUM PRIVATE OPPORTUNITY FUND, LP
	By:	Quintium Advisors LLC, its Investment Manager

		By:	/s/ Todd Kidd
Name: Todd Kidd
Title: Managing Director

[Signature Page to Credit Agreement]

ANNEX I
to
CREDIT AGREEMENT

LENDERS AND COMMITMENT AMOUNTS

Lender Name	Term Loan Commitment	Additional Loan Commitment
Shadow Tree Funding Vehicle A—Hydrocarb LLC	$3,000,000	$750,000 (75% of Additional Funded Amount)
Quintium Private Opportunity Fund, LP	$1,000,000	$250,000 (25% of Additional Funded Amount)
Totals:	$4,000,000	$1,000,000

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